                                 SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934


Filed by the registrant [X]
Filed by a party other than the registrant [_]
Check the appropriate box:

[X] Preliminary proxy statement      [_]  Confidential, For Use of the
[_] Definitive proxy statement            Commission Only (as permitted by
[_] Definitive additional materials       Rule 14a-6(e)(2))
[_] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
          Windsor Park Properties 3, A California Limited Partnership
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

  [_]   No Fee Required.

  [X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)   Title of each class of securities to which transaction applies:

                       Units of limited partner interest
--------------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

                                  $10,551,500
--------------------------------------------------------------------------------
  (4) Proposed maximum aggregate value of transaction:

                                  $10,551,500
--------------------------------------------------------------------------------
  (5) Total fee paid:
                                   $2,110.30
--------------------------------------------------------------------------------
  [_]   Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------
  [_]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount previously paid:

--------------------------------------------------------------------------------

  (2) Form, schedule or  registration statement no.:

--------------------------------------------------------------------------------

  (3) Filing party:

--------------------------------------------------------------------------------

  (4) Date filed:

--------------------------------------------------------------------------------

______________________
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

"Promptly upon receiving the consents
of the limited partners in WPP 3 holding a majority-in-interest of the units, WPP
3 will proceed with the proposed Sales
and Plan of Liquidation resulting in cash distributions to limited partners of approximately $37 per unit."

                           WINDSOR PARK PROPERTIES 3
                            THE WINDSOR CORPORATION

                             VERY IMPORTANT NOTICE
                      PLEASE READ AND RESPOND IMMEDIATELY

_____________, 1999


Dear Limited Partner:

     In response to the requests of many of the limited partners for an opportunity to achieve liquidity in their investment in Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), and in anticipation of the near-term expiration of the stated term of the Partnership, we have worked diligently to develop a plan which would liquidate and dissolve the Partnership. Accordingly, we are pleased to announce that N'Tandem Trust, a real estate investment trust managed by the managing general partner of the Partnership, has offered to acquire immediately all of the assets of the Partnership for cash which will enable the Partnership to proceed with a plan of liquidation whereby limited partners will receive liquidating distributions estimated to be $37.33 per unit (the "Sales and Plan of Liquidation").

     We have enclosed in this package for your review the following documents relating to the proposed Sales and Plan of Liquidation: (i) a Consent Solicitation Statement; (ii) a Consent Form; and (iii) a Question and Answer Memo.

     In order to proceed with the Sales and Plan of Liquidation, limited partners holding a majority-in-interest of the Partnership's units of limited partner interest must consent to both proposals relating to the Sales and Plan of Liquidation. Limited partners may consent to the proposed Sales and Plan of Liquidation by completing and returning the enclosed Consent Form provided for that purpose on or before ________, 2000. Promptly upon receiving the consents of limited partners holding a majority-in-interest of the units of limited partner interest, the Partnership will proceed with the proposed Sales and Plan of Liquidation.

     Failure to consent and/or an abstention count as "no" votes. Please make your desires count and "consent" to the proposed transactions.

     We urge you to take the time to read the enclosed Consent Solicitation Statement which describes in substantial detail the proposed Sales and Plan of Liquidation and to complete and return your Consent Form in the postage-paid envelope provided. Please remember, failure to consent and/or an abstention count as "no" votes. This is your opportunity to liquidate your investment in the Partnership for cash.

     Should you have any questions about the Sales and Plan of Liquidation, please do not hesitate to call Arlen Capital, the Partnership's solicitation agent for the proposed transactions, at (___) _________.

Very truly yours,

Steven G. Waite
President

Enclosures

                        CONSENT SOLICITATION STATEMENT

                          Windsor Park Properties 3,
                       A California Limited Partnership
                            6160 South Syracuse Way
                       Greenwood Village, Colorado 80111


     Pursuant to the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), the term of the Partnership will expire on December 31, 1999. As a result, in accordance with the terms of the Partnership Agreement and California law, The Windsor Corporation, the managing general partner of the Partnership (the "Managing General Partner"), and John A. Coseo, Jr., the other general partner of the Partnership (together, with the Managing General Partner, the "General Partners"), are required (i) to develop a plan of liquidation for the Partnership's assets and to liquidate and dissolve the Partnership or (ii) to take such steps as are necessary to extend the term of the Partnership in order to enable it to continue as a going concern.

     The General Partners have determined that it is in the best interests of the Partnership and its partners to proceed with a plan of liquidation that has been adopted by the General Partners (the "Plan of Liquidation"), pursuant to which the Partnership will sell (the "Sales") its four wholly-owned properties and its partial ownership interests in four other properties (collectively, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), and make liquidating distributions to the partners in accordance with the terms of the Partnership Agreement.

     The Managing General Partner is a wholly-owned subsidiary of Chateau Communities, Inc. ("Chateau") and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are also the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner, in addition to serving as the managing general partner of the Partnership, also serves as the external investment advisor to N'Tandem.

     The purpose of this Consent Solicitation Statement is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to two proposals described herein (the "Proposals"). The approval of the Proposals by the Limited Partners will enable the Partnership to proceed with the Sales and the Plan of Liquidation.

     Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $37.33 per Unit) will be made to the partners in accordance with the terms of the Partnership Agreement.

     The proposed transactions are subject to material risk factors described herein, including the following:

     . The Sales, and the recommendations and views of the Managing General Partner with respect to the Sales, are subject to potential conflicts of interest more particularly described herein. See "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS -- Conflicts of Interest";

     . Due to the potential conflicts of interests of the Managing General Partner, the purchase prices for the Properties and other terms of the Sales cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations;

     . The General Partners did not retain an independent and disinterested third party to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales;

     . The General Partners have engaged in limited marketing efforts with respect to the sale of the Properties to third parties;

     . The purchase prices for the Properties are based upon appraisals rendered between June 1999 and October 1999 and such appraisals have not been updated. Accordingly, such appraisals may not reflect the current fair market values of the Properties; and

     . The Limited Partners will lose the opportunity to benefit from potential increases in the market values of the Properties.

     Consents to the Proposals are being solicited by the General Partners. The General Partners believe that the Sales and Plan of Liquidation are fair to, and in the best interest of, the Limited Partners. Accordingly, the General Partners have approved the Sales and Plan of Liquidation and recommend their approval and adoption by the Limited Partners. However, before deciding whether to consent to the Proposals, Limited Partners are urged to consider carefully the basis of the General Partners' recommendation described herein and the conflicts of interest and risk factors present in the Sales and Plan of Liquidation described herein under "MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS" and to consult with their independent legal, financial and tax advisors.

     The close of business on _________, 1999 has been fixed as the record date for determining Limited Partners entitled to give written consent to the Sales and the Plan of Liquidation. In order to be valid, a consent must be received on or prior to ________, 2000.

     This Consent Solicitation Statement was first mailed to Limited Partners on or about _________, 1999.

     LIMITED PARTNERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT FORM AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, TO BE RECEIVED NO LATER THAN ___________, 2000.

         This Consent Solicitation Statement is dated _________, 1999.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE GENERAL PARTNERS. THIS CONSENT SOLICITATION STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A CONSENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO SOLICIT SUCH CONSENT SOLICITATION IN SUCH JURISDICTION.

     NONE OF THE SALES, THE PLAN OF LIQUIDATION OR THIS CONSENT SOLICITATION STATEMENT HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE SALES OR THE PLAN OF LIQUIDATION OR THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             AVAILABLE INFORMATION

     The Partnership is subject to informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

     Pursuant to Rule 13e-3 under the Exchange Act, N'Tandem, Chateau and the Partnership have jointly filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3"), together with exhibits thereto, furnishing certain additional information with respect to the Sales and the Plan of Liquidation. This Consent Solicitation Statement does not contain all the information required to be included in the Schedule 13E-3 and the exhibits thereto, certain portions of which are omitted from this Consent Solicitation Statement as permitted by the rules and regulations of the Commission.

     Statements contained herein concerning the provisions of documents are summaries of such documents and, as such, each statement is not necessarily complete and is qualified in its entirety by reference to the copy of the applicable document if attached as an appendix hereto or filed as an exhibit to the Schedule 13E-3.

     All reports from outside parties filed as exhibits to the Schedule 13E-3 filed with the Commission in connection with the proposed transactions also will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any Limited Partner or representative thereof who has been so designated in writing.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
SUMMARY..............................................................    1
     Purpose of the Consent Solicitation; Proposals 1 and 2..........    1
     Background of the Proposed Transactions.........................    2
     Relationship of the Various Parties to the Proposed
        Transactions.................................................    4
     Summary Risk Factors............................................    5
     Valuation of Properties.........................................    6
     Recommendation of the General Partners..........................    6
     Fairness Opinion................................................   10
     Alternatives Considered.........................................   10
     N'Tandem's and Chateau's Belief as to the
        Fairness of the Proposed
        Transactions; N'Tandem's and Chateau's
        Reasons for Engaging in the Proposed Transactions............   11
     Appraisals......................................................   11
     Certain Federal Income Tax Considerations.......................   12
     Consent Procedures; Transactions Authorized by Consents.........   13
     Record Date; Required Consents..................................   13
     No Appraisal or Dissenters' Rights..............................   13
     Historical Distributions........................................   14
     No Established Trading Market For Units.........................   14

SUMMARY HISTORICAL FINANCIAL DATA....................................   15

MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS.......................   16
     Conflicts of Interest...........................................   16
     Purchase Prices Are Not the Result of Arm's-Length
        Negotiations.................................................   16
     No Appointment of Independent Representative....................   17
     The General Partners Have Engaged in Limited Marketing
        Efforts with Respect to the Properties.......................   17
     Appraisals May Not Reflect the Current Fair Market Values
        of the Properties............................................   17
     Loss of Opportunity to Benefit from Future Events...............   17

DESCRIPTION OF THE PROPOSED TRANSACTIONS.............................   17
     Purpose of the Consent Solicitation; Proposals 1 and 2..........   17
     Background of the Proposed Transactions.........................   18
     Information Concerning N'Tandem and Chateau.....................   21
     The Purchase and Sale Agreement.................................   22
     Solicitation Expenses...........................................   23
     Estimate of Liquidating Distributions Payable to
        Limited Partners.............................................   23
     Ownership of Properties by N'Tandem Following Sales.............   24

SPECIAL FACTORS......................................................   24
     Fairness of the Proposed Transactions; Recommendation of
        the General Partners.........................................   24
     Fairness Opinion................................................   27
     Alternatives Considered.........................................   31
     N'Tandem's and Chateau's Belief as to the Fairness
        of the Proposed
        Transactions; N'Tandem's and Chateau's Reasons
        for Engaging in the Proposed Transactions....................   33
     Appraisals......................................................   33
     Discount for Ownership Interests in Properties..................   43

SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT...............   43
     Net Proceeds from the Sales.....................................   43
     Allocation of Profit or Loss on the Sales.......................   43
     Voting Rights of Limited Partners...............................   44
     Limitation of Liability and Indemnification of the General
        Partners.....................................................   45

                               TABLE OF CONTENTS
                                  (continued)

                                                                      Page
                                                                      ----
THE PARTNERSHIP'S PROPERTIES.........................................   45
     Nature of Ownership Interests in Properties.....................   45
     Description of the Properties, Appraised Values
        and Ownership Interests......................................   46

FEDERAL INCOME TAX CONSIDERATIONS....................................   48
     Overview........................................................   48
     Taxation on the Sales...........................................   49
     Liquidation of the Partnership..................................   49
     Income Tax Rates/Taxation of Gains and Losses...................   50

CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS..............   50
     Solicitation of Consents........................................   51
     Record Date; Required Vote......................................   52
     No Appraisal or Dissenters' Rights..............................   52
     Consequences If Consents Are Not Obtained.......................   52

FINANCIAL STATEMENTS.................................................   52

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......................   52

APPENDIX A  Fairness Opinion.........................................  A-1

APPENDIX B Information Concerning Officers and Directors of
     the Managing General
     Partner, N'Tandem and Chateau                                     B-1

                                    SUMMARY

     The following summarizes information contained elsewhere in this Consent Solicitation Statement. While the purpose of this Summary is to discuss and disclose the material aspects of the Sales and the Plan of Liquidation, this Summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere herein.

Purpose of the Consent Solicitation; Proposals 1 and 2

     In accordance with the Agreement of Limited Partnership (the "Partnership Agreement") of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), the term of the Partnership will expire on December 31, 1999. As a result, in accordance with the terms of the Partnership Agreement and California law, The Windsor Corporation, the managing general partner of the Partnership (the "Managing General Partner"), and John A. Coseo, Jr., the other general partner of the Partnership (together, with the Managing General Partner, the "General Partners"), are required (i) to develop a plan of liquidation for the Partnership and to liquidate and dissolve the Partnership or (ii) to take such steps as are necessary to extend the term of the Partnership in order to enable it to continue as a going concern.

     The purpose of this Consent Solicitation is to obtain the consent of the holders (the "Limited Partners") of units of limited partner interest in the Partnership (the "Units") to the two proposals described herein (the "Proposals"). Upon approval of both of the Proposals by the Limited Partners, the General Partners will proceed with a plan of liquidation that has been adopted by the General Partners (the "Plan of Liquidation") pursuant to which the Partnership will sell (the "Sales") to N'Tandem Trust, a California business trust ("N'Tandem"), its four wholly-owned properties and its partial ownership interests in four other properties (the "Ownership Interests" and, together with the four wholly-owned properties, the "Properties"), and make liquidating distributions to the partners in accordance with the terms of the Partnership Agreement. The terms of the Sales are set forth in a Purchase and Sale Agreement between N'Tandem and the Partnership (the "Purchase and Sale Agreement"). Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $37.33 per Unit) will be made to the partners in accordance with the terms of the Partnership Agreement.

     Two Proposals are being proposed in this Consent Solicitation Statement for approval by the Limited Partners. The first Proposal is for the General Partners to proceed with the Sales to N'Tandem pursuant to the Purchase and Sale Agreement ("Proposal 1"). The second Proposal is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales ("Proposal 2").

     If each of the two Proposals is approved by a majority-in-interest of the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of the Proposals is conditioned upon approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.
                  ----

     The Managing General Partner is a wholly-owned subsidiary of Chateau Communities, Inc. ("Chateau") and the Managing General Partner and N'Tandem are under common control of Chateau. Gary P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to N'Tandem. Chateau is one of the largest publicly held companies in the United States engaged in the ownership and operation of manufactured home communities. N'Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N'Tandem. In general, Chateau seeks to invest in large, institutional, fully amenitized manufactured home communities. In contrast, N'Tandem seeks to invest in lower profile manufactured home communities which, like the Properties, are located in tertiary demographic and geographic markets, are smaller in size with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N'Tandem also has a partial ownership interest in all of the manufactured home communities in which the Partnership holds an Ownership Interest and, upon completion of the Sales, will hold a 100% ownership interest in two of these communities.

Background of the Proposed Transactions

     In September 1997, Chateau purchased 644,842 shares of common stock of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner, in exchange for 101,239 shares of Chateau's common stock and $750,000 in cash (the "Windsor Acquisition").

     Following the Windsor Acquisition, the General Partners began to analyze the short-term and long-term business objectives of the Partnership and the other four limited partnerships managed by the General Partners (collectively, the "Windsor Limited Partnerships"). In connection with their analysis, the General Partners reviewed each of the agreements of limited partnership of the Windsor Limited Partnerships in order to ascertain, and to factor into their analysis, the expiration date of the stated term of each Windsor Limited Partnership. In addition, the General Partners also ordered appraisals for each of the properties held by three of the five Windsor Limited Partnerships, including the Partnership. As a result of their analysis, the General Partners determined to develop a plan to liquidate Windsor Park Properties 4, A California Limited Partnership ("Windsor 4"), following the expiration of its stated term in December 1997 as well as to begin selectively marketing for sale several of the properties and partial ownership interests held by the other Windsor Limited Partnerships.

     The General Partners promptly began developing and implementing their plan of liquidation for Windsor 4. In accordance with their plan of liquidation, the General Partners (i) sold one of Windsor 4's wholly-owned properties in May 1998 to a third-party purchaser and (ii) in June 1999, following the overwhelming approval by the limited partners of Windsor 4, completed a transaction in which Windsor 4 sold all of its remaining assets to N'Tandem and, thereafter, made liquidating distributions to its partners in accordance with the terms of its agreement of limited partnership. Prior to its liquidation, Windsor 4 held partial ownership interests in two Properties, the Apache East and the Denali Park Estates Properties, in common with the Partnership and, like the Partnership, had the General Partners as its sole general partners.

     As part of its analysis of the Partnership following the Windsor Acquisition, the General Partners ordered appraisals for the five properties which were wholly-owned by the Partnership and the four manufactured home communities in which the Partnership held Ownership Interests. The General Partners received these appraisals in late 1997 and early 1998 and, after reviewing the appraisals, developed a plan for the marketing for sale of certain of the Properties held by the Partnership.

     Beginning in the first quarter of 1998, the General Partners began to market for sale the Ponderosa Property, the Shady Hills Property, the Little Eagle Property and the Harmony Ranch Property (in which the Partnership owns a 25% Ownership Interest) to third parties. As a result of such efforts, the General Partners closed on the sale of the Little Eagle Property for $875,000 in April 1999. The General Partners were unable to successfully market and sell any of the other Properties. While the General Partners did solicit and receive offers for the other Properties, such offers proposed sales prices which were below the appraised values for such Properties set forth in the 1997 appraisals.

     Upon completion of their marketing efforts with respect to the Partnership's Properties, the General Partners began to explore possible strategic alternatives for the Partnership with a view towards providing the Limited Partners with an opportunity to achieve liquidity in their investment. Accordingly, in November 1998, the General Partners began to consider the possibility of merging the Partnership, together with three of the other Windsor Limited Partnerships, into N'Tandem (the "Proposed Consolidation"). In the Proposed Consolidation, the Limited Partners would have exchanged their Units for common shares of beneficial interest or other securities in N'Tandem. In contemplation of the Proposed Consolidation, the Managing General Partner (i) retained Whitcomb Real Estate, Inc. (the "Appraiser") to render the appraisals (the "Appraisals"), which updated the 1997 appraisals, with respect to the Partnership's Properties and (ii) engaged Legg Mason Wood Walker Incorporated ("Legg Mason") to act as financial advisor to the Partnership and the other Windsor Limited Partnerships and, if the Managing General Partner elected to proceed with the Proposed Consolidation, to deliver a fairness opinion with respect to the Proposed Consolidation. The General Partners considered and actively pursued the Proposed Consolidation involving the Partnership and the other three Windsor Limited Partnerships through August 1999. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered."

     In September 1999, the General Partners concluded that in light of the near-term expiration of the stated term of the Partnership the best course action for the Partnership and its Limited Partners would be for the Partnership to sell its remaining Properties to N'Tandem in a transaction similar to the one that was completed with Windsor 4. The General Partners decided not to attempt to market or remarket, as the case may be, the Partnership's remaining Properties for sales to parties other than N'Tandem based, in part, on their belief that (i) the price offered to be paid by N'Tandem for the wholly-owned Properties, which is equal to the full appraised values set forth in the Appraisals for such Properties (the "Appraised Values"), would be greater than the price which would be paid by any prospective third-party purchaser, given the results of the General Partner's previous marketing efforts of certain of the Properties and (ii) very limited demand for the Ownership Interests exists and that any prospective third-party purchaser of these interests would not be willing to pay the Partnership the price being offered by N'Tandem for such interests, given that control and management of the underlying properties and the power to sell or dispose of the underlying properties is vested solely in the Managing General Partner, an affiliate of N'Tandem, and that N'Tandem owns all of the other partial ownership interests in two of the underlying properties and a 25% partial ownership interest in each of the other two underlying properties.

     In determining whether to pursue the Sales, the General Partners analyzed various alternatives for the Partnership, including the Proposed Consolidation, and the terms and provisions of the Sales. In connection with its analysis of the Sales and Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render a written opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. On November 15, 1999, Legg Mason delivered its oral and written Fairness Opinion to the Managing General Partner stating that the aggregate purchase price to be paid by N'Tandem for the Properties was fair to the Limited Partners from a financial point of view.

Relationship of the Various Parties to the Proposed Transactions

     The relationships of the various parties to the proposed transactions are set forth in the diagram below and described elsewhere in this Consent Solicitation Statement under "RISK FACTORS -- Conflicts of Interest."

                      [ORGANIZATIONAL CHART APPEARS HERE]

Summary Risk Factors

     The Sales involve material risks, conflicts of interest and other considerations which are discussed elsewhere in this Consent Solicitation Statement. They include the following:

     Conflicts of Interest. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner and N'Tandem are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner and Chateau's Chief Executive Officer and President are the sole Directors of the Managing General Partner.

     The Managing General Partner is also the external investment advisor of N'Tandem. In connection with the Sales, pursuant to the advisory agreement between such parties (the "Advisory Agreement"), the Managing General Partner will receive an acquisition fee from N'Tandem equal to 3% of the purchase price paid by N'Tandem for the Properties. This acquisition fee is estimated to be $66,000 for the Ponderosa Property, $21,000 for The Pines Property, $72,000 for the Shady Hills Property, $69,000 for the Trailmont Property, $30,350 for the Big Country Estates Property, $15,580 for the Apache East Property, $27,100 for the Denali Park Estates Property and $15,530 for the Harmony Ranch Property. In addition, the Sales will result in an increase in the annual and other fees and compensation payable to the Managing General Partner under the Advisory Agreement. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner are subject to potential conflicts of interest.

     Purchase Prices Are Not the Result of Arm's-Length Negotiations. Due to the potential conflicts of interests of the Managing General Partner, the purchase prices for the Properties and other terms of the Sales cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the purchase prices and terms of the Sales been the result of such arm's-length negotiations.

     No Appointment of Independent Representative. The General Partners have not appointed an independent representative to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales. If such a representative had been appointed, the purchase prices for the Properties and the other terms of the Sales might have been different and possibly more favorable to the Partnership and the Limited Partners.

     The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties. The General Partners have engaged in limited marketing efforts with respect to the Properties, with only four of the nine Properties held by the Partnership immediately following the Windsor Acquisition having been marketed for sale to third-party purchasers to date. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties than those that are being paid by N'Tandem in connection with the Sales.

     Appraisals May Not Reflect the Current Fair Market Values of the Properties. The Appraisals were rendered between June 1999 and October 1999. The General Partners do not intend to update the Appraisals or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

     Loss of Opportunity to Benefit from Future Events. It is possible that the future performance of the Properties will improve or that prospective third-party purchasers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales, Limited Partners will also be foregoing current benefits of ownership of the Properties, such as continuing distributions.

Valuation of Properties

     The following table sets forth information regarding the Partnership's Properties and their respective values (based on the Appraised Values), the discount being applied to the Ownership Interests, the debt attributable to the Properties as of September 30, 1999, and the value of the Properties after deducting attributable debt and applicable discount:

                                                   Value, Based on       Discount on           Debt
                             %          Date       Appraised Value,       Ownership         Attributable
 Name of Property         Ownership    Acquired     Before Debt(1)      Interest(1)(2)     as of 9/30/99(1)    Net Value(1)
----------------------   -----------  ----------  ------------------  ------------------  ------------------  --------------
Ponderosa                    100%       3/1986        $ 2,200,000                --            $  400,000       $1,800,000
  Indianapolis, IN
The Pines                    100%       8/1986        $   700,000                --                    --       $  700,000
  Charleston, SC
Shady Hills                  100%       9/1986        $ 2,400,000                --                    --       $2,400,000
  Ladson, TN
Trailmont                    100%       1/1996        $ 2,300,000                --            $1,170,400       $1,129,600
  Nashville, TN
Big Country Estates           40%      12/1986        $ 1,124,000          $112,400                    --       $1,011,600
  Cheyenne, WY
Apache East                   29%       2/1997        $   576,900(3)       $ 57,700            $  316,600       $  202,600
  Apache Junction, AZ
Denali Park Estates           29%       2/1997        $ 1,003,600(3)       $100,400            $  550,900       $  352,300
  Apache Junction, AZ
Harmony Ranch                 25%      12/1986        $   575,000          $ 57,500            $  300,000       $  217,500
  Thonotosassa, FL
                                                      ------------         --------            ----------       ------------
    Total                                             $10,879,500          $328,000            $2,737,900       $7,813,600
                                                      ============         ========            ==========       ============

__________________________
(1) With respect to the four Ownership Interests, such amount represents the Partnership's allocable share based upon its ownership percentage in the underlying property.
(2) With respect to the four Ownership Interests, N'Tandem is applying a 10% discount for the fact that the Partnership only owns a minority interest in the underlying property. For a discussion of the discount being applied to the Ownership Interests, see "SPECIAL FACTORS -- Discount for Ownership Interests in Properties."
(3) The Apache East and Denali Park Estates Properties are contiguous properties with similar characteristics. Accordingly, the Appraiser appraised both Properties together and, in its Appraisal, stated that the aggregate Appraised Value of both Properties was $5,450,000. For purposes of this table, the Managing General Partner allocated 36.5% of the aggregate Appraised Value to Apache East and 63.5% of the aggregate Appraised Value to Denali Park Estates.

Recommendation of the General Partners

     The General Partners believe that the Sales and the Plan of Liquidation are
(i) consistent with the original objectives of the Partnership and (ii) contemplated by the terms of the Partnership Agreement. In addition, the General Partners believe that the terms of the Sales are fair, from a financial point of view and from a procedural point of view, to the affiliated and unaffiliated Limited Partners. Accordingly, the

General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners.

     In reaching the determination that the Sales and the Plan of Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

     . N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the wholly-owned Properties and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties. The General Partners believe that the discount being applied in connection with the Sales is substantially less than the 25% discount that, in the opinion of the Appraiser, would have been applied had the Ownership Interests been sold to a third-party purchaser. See "SPECIAL FACTORS -- Discount for Ownership Interests in Properties";

     . The aggregate net purchase price of $7,813,600 being paid by N'Tandem exceeds the net book value of the Partnership's assets of $2,823,800 as of September 30, 1999 by $4,989,800;

     . Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties from the Partnership;

     . Because N'Tandem is buying the Properties in a single transaction and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

     . The estimated net liquidating proceeds payable in connection with the Sales ($37.33 per Unit) are substantially higher than
          (i) the $19.30 per Unit offered to Limited Partners on September 28, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 109, LLC, (ii) the $24.00 per Unit offered to Limited Partners on March 16, 1999 in connection with a tender offer for up to 4.8% of the Partnership's outstanding Units made by Everest Investors 8, LLC and (iii) the weighted average trading price of $25.68 per Unit in the secondary markets, as reported by The Partnership Spectrum, for the period of April 1, 1999 through July 31, 1999;

     . The Sales do not involve any brokerage fees payable by the Partnership, resulting in a savings to the Partnership estimated to be between $317,000 and $633,000 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties); and

     . Legg Mason has delivered the Fairness Opinion to the effect that the aggregate purchase price to be paid to the Partnership is fair, from a financial point of view, to the Limited Partners. See "SPECIAL FACTORS -- Fairness Opinion."

     In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

     . The purchase prices for the Properties are based upon independent Appraisals rendered between June 1999 and October 1999 which have not been updated and, thus, may not reflect the current fair market values of the Properties;

     . It is possible that the future performance of the Properties will improve or that prospective third-party buyers may be willing to pay more for the Properties in the future; and

     . It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be foregoing current benefits of the ownership of the Properties such as continuing distributions.

     The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

     The General Partners also determined that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view based on the following factors:

     . The Properties have been independently appraised by the Appraiser;

     . In assessing the discount being applied to the Ownership Interests by N'Tandem, the Managing General Partner had the Appraiser, which concluded that in its estimation the application of a discount of approximately 25% would be appropriate, analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community. See "SPECIAL FACTORS -- Discount for Ownership Interests in Properties";

     . The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units; and

     . The Managing General Partner in connection with the Sales retained Legg Mason to render its Fairness Opinion.

     In reaching their determination that the Sales and the Plan of Liquidation are fair from a procedural point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

     . The Sales were negotiated on behalf of the Partnership by the Managing General Partner, which is under common control with N'Tandem and is receiving substantial economic benefits from the proposed transactions (including acquisition fees of $316,500 that are being paid by N'Tandem), and, accordingly, may be subject to potential conflicts of interest;

     . Gary P. McDaniel and C.G. Kellogg, the sole Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau and, as a result, the Sales and the Plan of Liquidation have not been approved on behalf of the Managing General Partner by directors who are not affiliated with N'Tandem;

     . No independent representatives or disinterested third party was appointed or retained to negotiate the terms of the Sales on behalf of the Partnership or the unaffiliated Limited Partners or to otherwise represent the interests of the unaffiliated Limited Partners in connection with the Sales;

     . The Appraisals were rendered between June 1999 and October 1999 and no updates or new appraisals have been or will be ordered in connection with the Sales; and

     . The General Partners have engaged in limited marketing efforts on behalf of the Partnership with respect to the Properties, with only four of the nine Properties held by the Partnership immediately following the Windsor Acquisition having been marketed for sale to third-party purchasers to date. The General Partners do not intend to take significant actions to market or sell the Properties pending the results of this Consent Solicitation.

     The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners and (b) allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties; (ii) although no independent or disinterested third party was appointed to represent the Limited Partners in connection with, or to negotiate the terms of, the Sales, the Managing General Partner did retain Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales; (iii) even though the Appraisals were rendered between June 1999 and October 1999, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (iv) the General Partner's belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

Fairness Opinion

     On November 15, 1999, Legg Mason delivered the Fairness Opinion to the Managing General Partner to the effect that, as of such date, the aggregate purchase price to be paid to the Partnership by N'Tandem for the Properties is fair, from a financial point of view, to the Limited Partners. In rendering such opinion, Legg Mason conducted (i) a liquidation analysis assuming that the Properties were sold to third-party purchasers; (ii) a comparable company analysis to establish an implied equity value for the Units; and (iii) a continuation analysis assuming that the Partnership extended its stated term and the Properties continued to be held by the Partnership until December 31, 2004. The Fairness Opinion, which is set forth in Appendix A to this Consent Solicitation Statement, should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and the limits of the review undertaken by Legg Mason. The Fairness Opinion is based on conditions as of its date and, although subsequent developments could have a material effect on the opinion stated, the Fairness Opinion will not be updated.

Alternatives Considered

     In addition to considering the Sales and the Plan of Liquidation, the General Partners also identified other alternative courses of action for the Partnership, including the following:

     Continuation of the Partnership. The General Partners did not consider extending the stated term of the Partnership for a second time, which would have required the consent of the holders of a majority of the issued and outstanding Units. The reason this option was not considered was that the Managing General Partner believes that Limited Partners desire to achieve the near-term liquidation of their investments in the Partnership. This belief is based on certain discussions between the Managing General Partner and several of the Limited Partners and the Managing General Partner's observation that most Limited Partners have held their investments in the Partnership for more than fourteen years. In addition, the Managing General Partner believes that continuing to own and operate the Properties is not in the best interests of the Partnership and its Limited Partners, especially in view of the opportunity to sell the Properties to N'Tandem on the terms outlined herein. Additionally, while extending the term of the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, the Limited Partners would have also remained subject to the risks of continuing such ownership and would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.

     Sale of the Properties to Third-Party Purchasers. While the General Partners did consider the possibility of selling the Properties to purchasers other than N'Tandem, the General Partners ultimately concluded that such sale of the Properties would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners than the amounts being distributed in connection with the Sales and the Plan of Liquidation. The principal reasons for this conclusion are that the Managing General Partner believes that (i) the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third-party transaction only if such third party was willing to pay in excess of the purchase prices for the Properties being paid by N'Tandem, something the General Partners believe few, if any, third-party purchasers would be willing to do, especially with respect to the partial Ownership Interests, (iii) the Ownership Interests would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the Sales are lower than they would be in connection with the sale of the Properties to an unaffiliated third-party purchaser (principally due to the fact that no brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of between $317,000 and $633,000 based upon prevailing commission rates).

    While the General Partners do not believe, at this time, that the sale of the Properties to a third-party purchaser would be more beneficial to the Partnership and the Limited Partners than the Sales and Plan of Liquidation proposed herein, the General Partners do recognize that a third-party purchaser could propose a superior or competing offer to that proposed by N'Tandem during the course of this Consent Solicitation and will not allow this Consent Solicitation to preclude the Partnership from entertaining such a transaction should one emerge prior to the end of the solicitation period for this Consent Solicitation.

    Proposed Consolidation. The General Partners also considered and analyzed the Proposed Consolidation in which the Partnership, together with three of the other Windsor Limited Partnerships, would have been merged with and into N'Tandem. In the Proposed Consolidation, the Limited Partners would have had the right to exchange their Units for common shares of beneficial interest or other securities of N'Tandem. Based upon the Managing General Partner's analysis of the Proposed Consolidation, the General Partners have concluded that the Proposed Consolidation would not result in the Limited Partners receiving a price per Unit, on a post-consolidation basis, greater than the estimated price per Unit proposed to be paid to Limited Partners by N'Tandem. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered." In analyzing of the Proposed Consolidation, the Managing General Partner also considered that (i) the anticipated time period for the completion of the Proposed Consolidation was likely to be quite lengthy and would more than likely close well after both the expiration date of the Partnership's stated term and the completion of the Sales and (ii) the estimate of the value of the Units assuming their conversion into N'Tandem's common shares in the Proposed Consolidation was not based on any established trading price for the common shares, but was instead based on an analysis of companies that the Managing General Partner considered to be comparable to N'Tandem on a post-consolidation basis that sought to anticipate the market price of N'Tandem's common shares following the Proposed Consolidation by reference to the current trading prices of the securities of such comparative companies.

    N'Tandem and the Managing General Partner did not consider any other alternative ways to acquire the Properties from the Partnership due to their belief that the holders of a majority of Units desire to achieve near-term liquidation of their investments in the Partnership.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions

    N'Tandem and Chateau believe that the Sales are fair to the Limited Partners from both a financial point of view and a procedural point of view. In reaching such determination, N'Tandem and Chateau considered the same factors and positive and negative aspects of the Sales as were considered by the General Partners, as described in this Consent Solicitation Statement under "SPECIAL FACTORS -- Fairness of the Proposed Transactions; Recommendation of the General Partners," and have specifically adopted the analyses and conclusions of the General Partners described herein.

    In October 1998, N'Tandem amended and restated N'Tandem's Declaration of Trust and By-laws to convert N'Tandem from a finite-life entity to an infinite-life entity in order to enable it to begin implementing a growth-oriented business plan intended to cause N'Tandem to attain greater size and asset diversity. The acquisition by N'Tandem of the Properties is being engaged in by N'Tandem as part of such growth-oriented business plan.

Appraisals

    The Appraiser, Whitcomb Real Estate, Inc. located in Tampa, Florida, was retained by the Managing General Partner to render the Appraisals with respect to the Partnership's Properties. The

Appraiser is certified as a Master Appraiser by the Appraisal Institute and was selected based upon its expertise as well as its familiarity with valuing real estate underlying manufactured home communities.

    A summary description of the Appraisals, including the values of the Properties, is included elsewhere in this Consent Solicitation Statement under the caption "SPECIAL FACTORS -- Appraisals." The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

    The purpose of the Appraisals was, and the Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values or value ranges were suggested by the Managing General Partner. Only one Appraisal was sought with respect to each Property. If more than one Appraisal had been sought with respect to each Property, the other appraisal values might have been higher or lower than the Appraised Values determined by the Appraiser.

    The Appraisals were rendered between June 1999 and October 1999 and, therefore, may no longer reflect the fair market values of the Properties. Accordingly, the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and Appraised Values to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals or that are reasonably likely to materially affect such conclusions and (iii) does not intend to update the Appraisals or order new appraisals for the Properties in connection with the Sales.

    Copies of the Appraisals are filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

Certain Federal Income Tax Considerations

    The following is a brief summary of United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the
Partnership:

    Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by the Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $1,770,800.

    Allocation of Gain. The $1,770,800 gain expected to be recognized by the Partnership in the year of the Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $1,753,100 of taxable gain on the Sales to Limited Partners (or an average of $9.28 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in certain prior years that were allocated to Limited Partners.

    Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Internal Revenue Code of 1986, as amended (the "Code")) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Allocation of Gain" above. It is expected that a Limited Partner will recognize an average loss of approximately $11.73 per Unit on liquidation of the Partnership.

Consent Procedures; Transactions Authorized by Consents

    The consents being solicited hereby will authorize the General Partners: (i) to complete the Sales at any time on or prior to _____________, 2000 and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation, including, without limitation, the adoption of any amendments to the Partnership Agreement that may be required to effectuate the Sales and Plan of Liquidation. Consents may be revoked by Limited Partners at any time prior to receipt by the General Partners of consents from unaffiliated Limited Partners holding a majority of the outstanding Units.

    Consents are being solicited from the Limited Partners in accordance with the requirements of the Partnership Agreement.

Record Date; Required Consents

    The close of business on __________, 1999 has been fixed as the record date (the "Record Date") for determining Limited Partners entitled to consent to the Sales and the Plan of Liquidation. As of the Record Date, there were _________ Units outstanding held of record by a total of _________ Limited Partners. Each of the Proposals require the approval of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of each of the Proposals. As of the Record Date, the General Partners and their affiliates own approximately _______ Units (or approximately _____% of total outstanding Units), but have agreed to abstain from voting on the Proposals with respect to all such Units.

No Appraisal or Dissenters' Rights

    If Limited Partners owning the requisite number of Units in the Partnership consent to the Sales and Plan of Liquidation, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their consents or who have abstained from voting on, or denied consent to, the Proposals. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Historical Distributions

    Set forth below is information relating to distributions made by the Partnership since January 1, 1993:

                                                 Total Aggregate                Total Aggregate                Per Unit to
                  Year                          To all Partners(1)          to Limited Partners(1)         Limited Partners(1)
----------------------------------------        ------------------          ---------------------          -------------------
1999(2).................................         $      140,600                 $     133,300                    $   0.70
1998....................................                283,600                       268,900                        1.40
1997....................................                294,700                       280,000                        1.43
1996....................................                294,700                       280,000                        1.42
1995....................................                221,000                       210,000                        1.05
1994....................................                421,100                       400,000                        2.00
1993....................................             12,483,000                    12,326,500                       61.37
                                                 --------------                 -------------                    --------
     Total..............................         $   14,138,700                 $  13,898,700                    $  69.37
                                                 ==============                 =============                    ========

________________
(1) The portion of such distribution representing a return of capital to the Limited Partners is as follows: 100% in 1999, 34% in 1998, 74% in 1997, 79% in 1996, 17% in 1995, 100% in 1994 and 72% in 1993.
(2) Represents distributions through September 30, 1999.


      The Partnership typically makes distributions to its partners on a semi-annual basis. There are no restrictions on the Partnership's present or future ability to make distributions. The Partnership is not in arrears with respect to any dividends or distributions and has made all distributions required to be made by it under the Partnership Agreement.

No Established Trading Market For Units

      The Units are not listed on any securities exchange and no established trading market for the Units exists.

                       SUMMARY HISTORICAL FINANCIAL DATA

    The following summary historical financial data, insofar as it relates to each of the years ended December 31, 1994 through 1998, has been derived from the annual financial statements of the Partnership, including the balance sheet at December 31, 1998 and the related statements of income for the two years ended December 31, 1997 and 1998, and the notes thereto as included in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998. The data for the nine months ended September 30, 1999 has been derived from unaudited financial statements as included in the Partnership's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, which, in the opinion of the Managing General Partner, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods.

                                        For the Nine                         For the Year Ended December 31,
                                                         --------------------------------------------------------------------------
                                        Months Ended
                                        September 30,
                                            1999            1998            1997            1996            1995            1994
                                        -------------    -----------     -----------     -----------     -----------    -----------
Statement of Operations Data:
Revenues...........................     $ 1,691,800      $ 1,784,600     $ 1,702,100     $ 1,557,800     $ 1,090,900    $ 1,066,600

Net income (loss)..................     $   515,600      $   180,400     $    74,600     $    59,100     $   176,100    $  (464,500)

Earnings (loss) per Unit before
  extraordinary item...............     $      3.08               --              --              --              --             --
Extraordinary loss per Unit from
  early extinguishment of debt.....     $     (0.39)              --              --              --              --             --
Earnings (loss) per Unit...........     $      2.69      $      0.93     $      0.38     $      0.30     $      0.87    $     (2.29)

Balance Sheet Data:
Total assets.......................     $ 4,736,900      $ 5,901,000     $ 6,096,100     $ 6,303,800     $ 3,584,700    $ 3,618,300

Long-term debt.....................     $ 1,570,400      $ 2,970,400     $ 2,970,400     $ 2,970,400              --             --

Other Data:
Distributions per Unit.............     $      1.40      $      1.40     $      1.43     $      1.42      $     1.05    $      2.00

_______________
(1) On April 1, 1999, the Partnership sold the Little Eagle Property. The sale resulted in a net gain on sale to the Partnership of $424,600. In connection with the sale, the Partnership obtained a $400,000 term loan and paid off a related mortgage note payable of $1,800,000, resulting in an extraordinary loss on early extinguishment of the debt of approximately $74,600.

                MATERIAL RISK FACTORS AND OTHER CONSIDERATIONS

    The Sales involve material risks, conflicts of interest and other considerations which are discussed below. Limited Partners are urged to consider such factors and considerations and to consult with their independent legal, financial and tax advisors before consenting to the Sales and the Plan of Liquidation.

Conflicts of Interest

    Managing General Partner and N'Tandem are Under Common Control of Chateau. The Sales and the Plan of Liquidation, and the recommendation of the General Partners set forth herein, could be deemed to involve conflicts of interest between the Managing General Partner and the Limited Partners. The Managing General Partner and N'Tandem are under the common control of Chateau. Chateau owns all of the issued and outstanding capital stock of the Managing General Partner and the Chief Executive Officer and the President of Chateau are the sole Directors of the Managing General Partner. Chateau, which effectively controls N'Tandem, currently owns approximately 9.8% of the outstanding capital stock of N'Tandem and, following the consummation of the Sales, will hold approximately $51.2 million of indebtedness in N'Tandem. Chateau and N'Tandem have discussed the possibility of converting all or a portion of the principal amount of such indebtedness into common or preferred shares of beneficial interest of N'Tandem. However, there is no agreement or understanding between Chateau and N'Tandem relating to any such conversion.

    Managing General Partner to Receive Acquisition Fees From N'Tandem and Other Economic Benefits From the Proposed Transactions. The Managing General Partner is also the external investment advisor of N'Tandem. In connection with the Sales, pursuant to the Advisory Agreement between such parties, the Managing General Partner will receive an acquisition fee from N'Tandem equal to 3% of the gross purchase price for each of the Properties. This acquisition fee is estimated to be $66,000 for the Ponderosa Property, $21,000 for The Pines Property, $72,000 for the Shady Hills Property, $69,000 for the Trailmont Property, $30,350 for the Big Country Estates Property, $15,580 for the Apache East Property, $27,100 for the Denali Park Estates Property and $15,530 for the Harmony Ranch Property. Under the Advisory Agreement, the Managing General Partner is entitled to the following fees: (i) annual subordinated advisory fees of up to 1% of invested assets and .05% of uninvested assets of N'Tandem, (ii) acquisition fees in connection with the acquisition of properties by N'Tandem equal to 3% of the sales price, and (iii) a subordinated incentive fee on the disposition of N'Tandem's assets equal to 15% of cash remaining from sales or financing of N'Tandem's assets after holders of shares of beneficial interest of N'Tandem have received specified preferred returns. The Sales will result in an increase of invested assets of N'Tandem by approximately $10.6 million and, accordingly, will increase the annual subordinated advisory fee payable by N'Tandem by approximately $105,500 per year. To the extent that N'Tandem is able to generate returns to its shareholders in excess of 9% per annum over the life of N'Tandem (the "Excess Returns"), the Managing General Partner will be entitled to a subordinated incentive fee equal to 15% of the Excess Returns. As a result of the economic benefits accruing to the Managing General Partner in connection with the Sales, the Sales and the recommendation and views of the Managing General Partner, are subject to potential conflicts of interest.

Purchase Prices Are Not the Result of Arm's-Length Negotiations

    Due to the potential conflicts of interests of the Managing General Partner, the aggregate purchase price being paid by N'Tandem for the Properties and other deal terms cannot be considered to be the result of arm's-length negotiations and bargaining between independent parties and, as a result, may not be as favorable as those that might have been obtained had the terms of the Sales been the result of such arm's-length negotiations.

No Appointment of Independent Representative

    The General Partners have not appointed an independent representative to represent the unaffiliated Limited Partners in connection with the Sales or to negotiate the terms of the Sales. If an independent representative had been appointed, the purchase prices for the Properties and the other terms of the Sales might have been different and possibly more favorable to the Partnership and the Limited Partners.

The General Partners Have Engaged in Limited Marketing Efforts with Respect to the Properties

    The General Partners have engaged in only limited marketing efforts with respect to the Properties. The only marketing activities engaged in by the General Partners with respect to the Properties was to (i) list the Ponderosa Property, the Little Eagle Property and the Harmony Ranch Property (in which the Partnership owns a 25% Ownership Interest) with local real estate brokers and
(ii) market the Shady Hills Property directly to potential third-party purchasers. Additionally, the General Partners do not intend to take significant actions to market or sell the Properties pending the results of this Consent Solicitation; however, if a superior or competing offer were to emerge prior to the end of the solicitation period for this Consent Statement, the General Partners would entertain any such offer. Marketing the Properties to third parties could conceivably result in higher purchase prices being paid for the Properties than those that are being paid by N'Tandem in connection with the Sales.

Appraisals May Not Reflect the Current Fair Market Values of the Properties

    All of the Appraisals were rendered between June 1999 and October 1999. The General Partners do not intend to update the Appraisals or to order new appraisals for the Properties. Accordingly, the Appraisals may not reflect the current fair market values of the Properties.

Loss of Opportunity to Benefit from Future Events

    It is possible that the future performance of the Properties will improve or that prospective third-party purchasers may be willing to pay more for the Properties in the future. It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be foregoing current benefits of ownership of the Properties, such as continuing distributions.

                   DESCRIPTION OF THE PROPOSED TRANSACTIONS

Purpose of the Consent Solicitation; Proposals 1 and 2

    In accordance with the Partnership Agreement, the term of the Partnership will expire on December 31, 1999. As a result, in accordance with the terms of the Partnership Agreement and California law, the General Partners are required
(i) to develop a plan of liquidation for the Partnership's assets and to liquidate and dissolve the Partnership or (ii) to take such actions as are necessary to extend the Partnership term in order to enable it to continue as a going concern.

    The purpose of this Consent Solicitation is to obtain the consent of the Limited Partners to the two Proposals described herein. Upon approval of both of the Proposals by the Limited Partners, the General Partners will proceed with the Plan of Liquidation pursuant to which the Partnership will sell its four wholly-owned Properties and its Ownership Interests in four other Properties to N'Tandem. The terms of the Sales are set forth in a Purchase and Sale Agreement between N'Tandem and the Partnership.

See "DESCRIPTION OF THE PROPOSED TRANSACTIONS -- The Purchase and Sale Agreement." Upon completion of the Plan of Liquidation, final liquidating distributions (estimated to be approximately $37.33 per Unit) will be made to the partners in accordance with the terms of the Partnership Agreement.

    Two Proposals are being proposed in this Consent Solicitation Statement for approval by the Limited Partners. Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem pursuant to the Purchase and Sale Agreement. Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales.

    If each of the two Proposals is approved by a majority-in-interest of the Limited Partners, the General Partners will proceed with the Sales and the Plan of Liquidation. Each of the Proposals is conditioned upon the approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to vote for both Proposal 1 and Proposal 2.
                              ----

    The Managing General Partner is a wholly-owned subsidiary of Chateau and the Managing General Partner and N'Tandem are under common control of Chateau. Gary
P. McDaniel and C.G. Kellogg, the Directors of the Managing General Partner, are the Chief Executive Officer and the President, respectively, of Chateau. The Managing General Partner of the Partnership is also the external investment advisor to N'Tandem. Chateau is one of the largest publicly held companies in the United States engaged in the ownership and operation of manufactured home communities. N'Tandem, rather than Chateau, will be purchasing the Properties because the Properties are more in line with the type and quality of assets sought by N'Tandem. In general, Chateau seeks to invest in large, institutional, fully amenitized manufactured home communities. In contrast, N'Tandem seeks to invest in lower profile manufactured home communities which, like the Properties, are located in tertiary demographic and geographic markets, are smaller in size with fewer amenities and contain a greater proportion of single-wide spaces. Additionally, N'Tandem also has a partial ownership interest in all of the manufactured home communities in which the Partnership holds an Ownership Interest and, upon completion of the Sales, will hold a 100% ownership interest in two of these communities.

Background of the Proposed Transactions

    The Partnership was formed in August 1985 pursuant to the provisions of the California Revised Limited Partnership Act. The Partnership was organized as a finite-life entity to acquire and hold existing manufactured home communities for investment for a limited period of time. Its principal investment objectives were to provide to Limited Partners: (i) distributions of cash from operations;
(ii) preservation, protection and eventual return of the Limited Partners' investment; and (iii) realization of appreciation in the value of the properties acquired (collectively, the "Original Objectives"). It was originally anticipated that the Partnership would be liquidated and dissolved at the end of December 1996; however, in June 1995, a majority-in-interest of the Limited Partners consented to an extension of the term of the Partnership until the end of December 1999.

    In September 1997, Chateau purchased 644,842 shares of common stock of the Managing General Partner, constituting all of the outstanding capital stock of the Managing General Partner, in exchange for 101,239 shares of Chateau's common stock and $750,000 in cash (the "Windsor Acquisition"). The total value of the Windsor Acquisition, based on the trading prices of Chateau's shares of common stock at the time of the acquisition, was approximately $4.0 million. Following the Windsor Acquisition, at the request of Chateau, the sole stockholder of The Windsor Corporation, the Trustees of N'Tandem voluntarily resigned and, in connection with such resignation, appointed three new Trustees proposed by Chateau. These appointed Trustees were re-elected as N'Tandem's Trustees at a special meeting of stockholders of N'Tandem held on October 23, 1998 and, then again, at N'Tandem's 1999 annual meeting of stockholders held on June 15, 1999. In accordance with N'Tandem's Declaration of Trust, two of the appointed Trustees of N'Tandem are "independent trustees." An "independent trustee" is a Trustee who is not affiliated, directly or indirectly, with N'Tandem or an advisor of N'Tandem, whether by ownership of, ownership in, employment by, or any material business or professional relationship with N'Tandem or such advisor or an affiliate of N'Tandem or such advisor, or by virtue of serving as an officer or director of N'Tandem or any advisor or affiliate of N'Tandem or such advisor. As a result of the Windsor Acquisition, Chateau became the indirect owner of 1,000 Units in the Partnership. No particular value was attributed or allocated to such Units in connection with the Windsor Acquisition. Since February 1997, Chateau has provided property management services to N'Tandem and the Partnership, pursuant to a management agreement between the Partnership and the Managing General Partner. The total amount received by Chateau in respect of services rendered pursuant to such management agreement was approximately $61,400 for the first nine months of 1999, approximately $77,200 in 1998 and approximately $72,600 in 1997.

    Following the Windsor Acquisition, the General Partners began to analyze the short-term and long-term business objectives of each of the Windsor Limited Partnerships, including the Partnership. In connection with their analysis, the General Partners reviewed each of the agreements of limited partnership of the Windsor Limited Partnerships in order to ascertain, and to factor into their analysis, the expiration date of the stated term of each Windsor Limited Partnership. In addition, the General Partners also ordered appraisals for each of the properties held by three of the five Windsor Limited Partnerships, including the Partnership. As a result of their analysis, the General Partners determined to develop a plan to liquidate Windsor 4 following the expiration of its stated term in December 1997 as well as to begin selectively marketing for sale several of the properties and partial ownership interests held by the other Windsor Limited Partnerships.

    The General Partners promptly began developing and implementing their plan of liquidation for Windsor 4. In accordance with their plan of liquidation, the General Partners (i) sold one of Windsor 4's wholly-owned properties in May 1998 to a third-party purchaser and (ii) in June 1999, following the overwhelming approval by the limited partners of Windsor 4, completed a transaction (the "Windsor 4 Transaction") in which Windsor 4 sold all of its remaining assets to N'Tandem and, thereafter, made liquidating distributions to its partners in accordance with the terms of its agreement of limited partnership. The results of the General Partners' solicitation relating to the Windsor 4 Transaction were as follows: (i) limited partners holding 155,757 units of limited partner interest in Windsor 4, representing 77.52% of all issued and outstanding units, returned valid consent forms; (ii) limited partners holding 93.58% of all units for which valid consent forms were received consented to the sale of assets to N'Tandem; and (iii) limited partners holding 93.81% of all units for which valid consent forms were received consented to the plan of liquidation for Windsor 4. Prior to its liquidation, Windsor 4 held partial ownership interests in two Properties, the Apache East and the Denali Park Estates Properties, in common with the Partnership and, like the Partnership, had the General Partners as its sole general partners.

    As part of its analysis of the Partnership following the Windsor Acquisition, the General Partners ordered appraisals for the five properties which were wholly-owned by the Partnership and the four manufactured home communities in which the Partnership held Ownership Interests. The General Partners received these appraisals in late 1997 and early 1998, which reported on the appraised values of the wholly-owned and partially-owned properties held by the Partnership. After reviewing the 1997 appraisals, the General Partners developed a plan for the marketing for sale of certain of the Properties held by the Partnership.

    Beginning in the first quarter of 1998, the General Partners began to market for sale the Ponderosa Property, the Shady Hills Property, the Little Eagle Property and the Harmony Ranch Property

(in which the Partnership owns a 25% Ownership Interest) to third parties. In this regard, the General Partners (i) listed the Ponderosa Property, the Little Eagle Property and the Harmony Ranch Property with local real estate brokers for sale to third parties and (ii) directly tried to market the Shady Hills Property to potential third-party purchasers known to the Managing General Partner to have an interest in such property. As a result of such efforts, the General Partners entered into a purchase and sale agreement with Floral Park Outreach, Inc. relating to the Little Eagle Property and, in April 1999, closed on the sale of the Little Eagle Property for $875,000. In addition, in July 1998, the Partnership entered into a letter of intent with Park Advisors, Inc., a corporation based in Minneapolis, Minnesota, providing for the sale of the Harmony Ranch Property to Park Advisors, Inc. for a net purchase price of $2,350,000, of which $587,500 would be attributable to the Partnership's 25% Ownership Interest. Subsequently, a portion of the Harmony Ranch Property became flooded as a result of a period of unusually high rainfall in central Florida. Although most of the damage to the Harmony Ranch Property was covered by insurance, as a result of the flooding problems, Park Advisors, Inc. refused to close on the sale. The General Partners then re-listed the Harmony Ranch Property with a local real estate broker without success, as all subsequent offers were substantially below the original contract price. Similarly, the General Partners were also unable to successfully market and sell either the Ponderosa Property or the Shady Hills Property. While the General Partners did solicit and receive offers for these two Properties, such offers proposed sales prices which were below the appraised values for such Properties set forth in the 1997 appraisals.

    Upon completion of their marketing efforts with respect to the Partnership's Properties, the General Partners began to explore possible strategic alternatives for the Partnership with a view towards providing the Limited Partners with an opportunity to achieve liquidity in their investment. Accordingly, in November 1998, the General Partners began to consider the possibility of merging the Partnership, together with three of the other Windsor Limited Partnerships, into N'Tandem. In the Proposed Consolidation, the Limited Partners would have exchanged their Units for common shares of beneficial interest or other securities in N'Tandem. In contemplation of the Proposed Consolidation, the Managing General Partner (i) retained the Appraiser to render the Appraisals, which updated the 1997 appraisals, with respect to the Partnership's Properties and (ii) engaged Legg Mason to act as financial advisor to the Partnership and the other Windsor Limited Partnerships and, if the Managing General Partner elected to proceed with the Proposed Consolidation, to deliver a fairness opinion with respect to the Proposed Consolidation. The General Partners considered and actively pursued the Proposed Consolidation involving the Partnership and the other three Windsor Limited Partnerships through August 1999. For a discussion of the Managing General Partner's analysis of the Proposed Consolidation, see "SPECIAL FACTORS -- Alternatives Considered."

    In September 1999, the General Partners concluded that in light of the near-term expiration of the stated term of the Partnership the best course action for the Partnership and its Limited Partners would be for the Partnership to sell its remaining Properties to N'Tandem in a transaction similar to the one that was completed with Windsor 4. The General Partners decided not to attempt to market or remarket, as the case may be, the Partnership's remaining Properties for sales to parties other than N'Tandem based, in part, on their belief that
(i) the price offered to be paid by N'Tandem for the wholly-owned Properties, which is equal to the full Appraised Values for such Properties, would be greater than the price which would be paid by any prospective third-party purchaser, given the results of the General Partner's previous marketing efforts of certain of the Properties and (ii) very limited demand for the Ownership Interests exists and that any prospective third-party purchaser of these interests would not be willing to pay the Partnership the price being offered by N'Tandem for such interests, given that control and management of the underlying properties and the power to sell or dispose of the underlying properties is vested solely in the Managing General Partner, an affiliate of N'Tandem, and that N'Tandem owns all of the other partial ownership interests in two of the underlying properties and a 25% partial ownership interest in each of the other two underlying properties.

    In determining whether to pursue the Sales, the General Partners analyzed various alternatives for the Partnership, including the Proposed Consolidation, and the terms and provisions of the Sales. In connection with its analysis of the Sales and Plan of Liquidation, the Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render the Fairness Opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. On November 15, 1999, Legg Mason delivered its oral and written Fairness Opinion to the Managing General Partner stating that the aggregate purchase price to be paid by N'Tandem for the Properties was fair to the Limited Partners from a financial point of view.

    On May 10, 1999, Ira Gaines, a limited partner of Windsor 4, filed a purported class action and derivative complaint (the "Complaint"), on behalf of himself and other similarly situated limited partners, against the General Partners, in their capacity as the general partners of Windsor 4, and the Directors and the President of the Managing General Partner, in the Superior Court of the State of California, County of San Diego. The Complaint asserts causes of action arising out of the Windsor 4 Transaction and alleges the following: (i) wrongful failure to liquidate timely Windsor 4 in that its term expired on December 31, 1997 and to engage in sustained efforts to liquidate Windsor 4's remaining properties, thus allegedly tying up the limited partners' money for longer than was contemplated or allowed under the agreement of limited partnership of Windsor 4, (ii) breach of fiduciary duty owed by the defendants to Windsor 4 and its limited partners in that the defendants allegedly failed to take steps to ensure the entire fairness of the transaction and that the selling prices for Windsor 4's assets allegedly do not fairly and adequately represent their present value, and (iii) breach of the defendants' contractual duties owed to Windsor 4 and its limited partners in that the agreement of limited partnership of Windsor 4 prohibits sales of property to a Windsor 4 sponsor. In the Complaint, the plaintiff is seeking relief in the form of monetary damages and an award of expenses and a dissolution of Windsor 4 and the appointment of an independent liquidating trustee to liquidate Windsor 4's assets. Although the Windsor 4 Transaction was overwhelmingly approved by the limited partners of Windsor 4 and the assets of Windsor 4 have since been sold to N'Tandem and liquidating distributions made to limited partners, the Complaint is still pending. The General Partners dispute each claim set forth in the Complaint and intend to defend the Complaint vigorously.

    It is currently anticipated that the Sales will occur as soon as practicable following the approval by Limited Partners of the Proposals. If sufficient consents to proceed with the Proposals are not obtained, the General Partners intend to explore, consider and pursue such alternatives as may be available to the Partnership.

Information Concerning N'Tandem and Chateau

    N'Tandem is an unincorporated California business trust with principal executive offices at 6160 South Syracuse Way, Greenwood Village, Colorado 80111. The principal business of N'Tandem is the acquisition, ownership and operation of manufactured home communities. Chateau owns all of the capital stock of the Managing General Partner and effectively controls N'Tandem through its 9.8% equity ownership interest in N'Tandem and its representation on N'Tandem's Board of Trustees. Gary P. McDaniel, the Chief Executive Officer of Chateau, is Chairman, and one of three Trustees, of the Board of Trustees of N'Tandem. Following the Sales, it is anticipated that Chateau will also hold approximately $51.2 million of indebtedness in N'Tandem. Chateau's principal executive offices are at 6160 South Syracuse Way, Greenwood Village, Colorado 80111. Chateau is one of the largest publicly held real estate investment trusts principally engaged in the acquisition, ownership and operation of manufactured home communities and is one of the largest owner/operators of manufactured home communities in the United States. The Managing General Partner, which is wholly-owned by Chateau, is also the external investment advisor to N'Tandem. Gary P. McDaniel, the Chief Executive Officer of Chateau, and Jeff Kellogg, the President of Chateau, are the sole directors of the Managing General Partner. Information concerning the Trustees of N'Tandem and the executive officers and directors of Chateau and the Managing General Partner is set forth in Appendix B to this Consent Solicitation Statement and is incorporated herein by reference.

The Purchase and Sale Agreement

    General. The Purchase and Sale Agreement does not contain any seller representations and warranties. As a result, following the closing of the Sales, N'Tandem will have no recourse against the Partnership in connection with the condition of, or other matters affecting, the Properties.

    Purchase Prices. The following table sets forth information regarding the Partnership's Properties and their respective values (based on the Appraised Values), the discount being applied to the Ownership Interests, the debt attributable to the Properties as of September 30, 1999 and the value of the Properties after deducting attributable debt and applicable discount:

                                                          Value, Based on         Discount on             Debt
                               %              Date        Appraised Value,          Ownership         Attributable
Name of Property            Ownership       Acquired       Before Debt(1)        Interests(1)(2)     as of 9/30/99(1)  Net Value(1)
----------------            ---------       --------      ----------------       ---------------     ----------------  -----------
 Ponderosa
  Indianapolis, IN            100%            3/1986         $ 2,200,000                     --           $  400,000    $1,800,000
 The Pines
  Charleston, SC              100%            8/1986         $   700,000                     --                   --    $  700,000
 Shady Hills
  Nashville, TN               100%            9/1986         $ 2,400,000                     --                   --    $2,400,000
 Trailmont
  Nashville, TN               100%            1/1996         $ 2,300,000                     --           $1,170,400    $1,129,600
 Big Country Estates
  Cheyenne, WY                 40%           12/1986         $ 1,124,000            $   112,400                   --    $1,011,600
 Apache East
  Apache Junction, AZ          29%            2/1997         $   576,900(3)         $    57,700           $  316,600    $  202,600
 Denali Park Estates
  Apache Junction, AZ          29%            2/1997         $ 1,003,600(3)         $   100,400           $  550,900    $  352,300
 Harmony Ranch
  Thonotosassa, FL             25%           12/1986         $   575,000            $    57,500           $  300,000    $  217,500
                                                             -----------            -----------           ----------    ----------
    Total                                                    $10,879,500            $   328,000           $2,737,900    $7,813,600
                                                             ===========            ===========           ==========    ==========

__________________
(1) With respect to the four Ownership Interests, such amount represents the Partnership's allocable share based upon its owners percentage in the underlying property.
(2) With respect to the four Ownership Interests, N'Tandem is applying a 10% discount for the fact that the Partnership only owns a minority interest in the underlying property. For a discussion of the discount being applied to the Ownership Interests, see "SPECIAL FACTORS - Discount for Ownership Interests in Properties."
(3) The Apache East and Denali Park Estates Properties are contiguous properties with similar characteristics. Accordingly, the Appraiser appraised both Properties together and, in its Appraisal, stated that the aggregate praised Value of both Properties was $5,450,000. For purposes of this table, the Managing General Partner allocated 36.5% of the aggregate Appraised Value to Apache East and 63.5% of the aggregate Appraised Value to Denali Park Estates.

       N'Tandem has agreed to pay cash for the Properties. The aggregate purchase price to be paid by N'Tandem for the Properties is expected to be $10,551,500, which includes $7,813,600 to be paid in cash and $2,737,900 representing debt attributable to the Properties being assumed by N'Tandem. All of the funds required by N'Tandem to complete the acquisition of the Properties will be supplied by Chateau in exchange for the issuance by N'Tandem of an unsecured promissory note (the "Promissory Note"). The

Promissory Note will be in a principal amount of $7,813,600, will bear interest at an annual rate equal to 1% per annum above the prime rate established by Bank One, N.A. and will be payable in full on March 31, 2001. Chateau and N'Tandem have discussed the possibility of converting all or a portion of the principal amount of the Promissory Note into common or preferred shares of beneficial interest of N'Tandem. However, there is no agreement or understanding between Chateau and N'Tandem relating to any such conversion.

    Sales Expenses. The Partnership will pay certain closing costs customarily paid by sellers in the respective jurisdictions in which the Properties are located, including the seller's portion of title insurance and escrow fees. There are no acquisition fees payable by the Partnership in connection with the Sales.

Solicitation Expenses

    The Partnership will bear the costs incurred in connection with this Consent Solicitation.

Estimate of Liquidating Distributions Payable to Limited Partners

    The following table sets forth the basis of the General Partners' estimate of the liquidating distributions payable to Limited Partners. The table assumes the Sales occurred as of September 30, 1999. The actual liquidating distributions will vary from the amount shown below depending upon the operating results of the Properties, the level of distributions, if any, to partners, capital expenditures for the Properties for the period January 1, 1999 through the closing date, and the amount of closing adjustments.

Aggregate Purchase Price for the Properties                                       $10,551,500
Less:  Outstanding Mortgage Indebtedness(1)                                       $(2,737,900)
       Current Liabilities                                                        $  (324,600)

       Estimated Transactional Expenses Payable by the Partnership(2)
         Prepayment Penalties                                                     $   (27,400)
         Legal Fees                                                               $  (200,000)
         Accounting Fees                                                          $   (15,000)
         Fairness Opinion                                                         $   (50,000)
         Surveys                                                                  $   (37,000)
         Closing Costs                                                            $   (50,000)
         Solicitation Expenses                                                    $   (25,000)
         Printing Costs                                                           $   (25,000)
                                                                                  -----------
         Total Estimated Transactional Expenses Payable by the Partnership        $  (429,400)
                                                                                  ===========

Plus:  Cash, Cash Equivalents and Other Current Assets                            $    61,300

                                                                                  -----------
Total Cash Available for Distribution                                             $ 7,120,900
                                                                                  ===========
      Allocable to Limited Partners(3)                                            $ 7,049,700
      Allocable to the General Partners                                           $    71,200
      Estimated Cash Available for Distribution per Unit(3)                       $     37.33

___________
(1) Based on amounts outstanding, including accrued interest, as of September 30, 1999, on debt attributable to the Ownership Interests.
(2) See "-- The Purchase and Sale Agreement -- Sales Expenses" and "-- Solicitation Expenses" above.
(3)   Based on _______ Units outstanding as of the Record Date.

        Since the organization of the Partnership, total distributions to Limited Partners have amounted to approximately $22,440,300 (or an average of approximately $113.39 per Unit). If the Sales are completed and the liquidating distributions estimated above are paid to Limited Partners, total distributions to Limited Partners will amount to approximately $29,490,000 (or approximately $150.72 per Unit), compared to an initial purchase price for each Unit of $100.00.

    As the Partnership is not making any representations and warranties under the Purchase and Sale Agreement, the General Partners do not intend to reserve any funds out of the cash available for liquidating distributions to fund contingent liabilities arising out of potential claims or litigation which might arise after the Sales are consummated. The full amount of the net proceeds from the Sales will be distributed to the partners of the Partnership as soon as practicable following the closing.

Ownership of Properties by N'Tandem Following Sales

    Following the consummation of the Sales, N'Tandem will be entitled to all of the benefits of ownership of the Properties, including future cash flows, earnings and increases in the values of the Properties, if any.

                                SPECIAL FACTORS

Fairness of the Proposed Transactions; Recommendation of the General Partners

    The General Partners believe that the Sales and the Plan of Liquidation are
(i) consistent with the Original Objectives of the Partnership and (ii) contemplated by the terms of the Partnership Agreement. In addition, the General Partners believe that the terms of the Sales are fair, from a financial point of view and from a procedural point of view, to the affiliated and unaffiliated Limited Partners. Accordingly, the General Partners have approved the Sales and the Plan of Liquidation and recommend their approval and adoption by the Limited Partners.

    In reaching the determination that the Sales and the Plan of Liquidation are fair to the unaffiliated Limited Partners from a financial point of view, the General Partners considered the following factors:

    . N'Tandem is willing to purchase all of the Properties and is paying the full Appraised Value for the four wholly-owned Properties and is only applying a 10% discount to the Appraised Value of the Ownership Interests for the fact that the Partnership owns a minority interest in the underlying properties. The General Partners believe that the discount being applied in connection with the Sales is substantially less than the 25% discount that, in the opinion of the Appraiser, would have been applied had the Ownership Interests been sold to a third-party purchaser. See "--Discount for Ownership Interests in Properties";

    . The aggregate net purchase price of $7,813,600 being paid by N'Tandem exceeds the net book value of the Partnership's assets of $2,823,800 as of September 30, 1999 by $4,989,800;

    . Due to the familiarity of N'Tandem's external investment advisor with the Properties, N'Tandem is willing to purchase the Properties "as-is" and without representations and warranties from the Partnership;

    . Because N'Tandem is buying the Properties in a single transaction and is buying such Properties without representations and warranties from the Partnership, the General Partners will be able to wind up the Partnership and make full liquidating distributions promptly upon the approval of the Sales and the Plan of Liquidation by the Limited Partners;

    . The estimated net liquidating proceeds payable in connection with the Sales ($37.33 per Unit) are substantially higher than (i) the $19.30 per Unit offered to Limited Partners on September 28, 1999 in connection with a tender offer for up to 4.9% of the Partnership's outstanding Units made by Madison Liquidity Investors 109, LLC, (ii) the $24.00 per Unit offered to Limited Partners on March 16, 1999 in connection with a tender offer for up to 4.8% of the Partnership's outstanding Units made by Everest Investors 8, LLC, and (iii) the weighted average trading price of $25.68 per Unit in the secondary markets, as reported by The Partnership Spectrum, a nationally recognized publication focusing exclusively on limited partnerships, for the period of April 1, 1999 through July 31, 1999;

    . The Sales do not involve any brokerage fees payable by the Partnership, resulting in a savings to the Partnership estimated to be between $317,000 and $633,000 (based upon brokerage fees of 3% to 6% typically paid by sellers of real properties); and

    . Legg Mason has delivered the Fairness Opinion to the effect that the aggregate purchase price to be paid to the Partnership is fair, from a financial point of view, to the Limited Partners. See "-- Fairness Opinion."

    In reaching their determination that the Sales and the Plan of Liquidation are fair from a financial point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

    . The purchase prices for the Properties are based upon independent
      Appraisals rendered between June 1999 and October 1999 which have not been updated and, thus, may not reflect the current fair market values of the Properties;

    . It is possible that the future performance of the Properties will improve or that prospective third-party buyers may be willing to pay more for the Properties in the future; and

    . It is possible that Limited Partners might earn a higher return on their investment if the Partnership extended its stated term for a second time and retained ownership of the Properties. By approving the Sales and the Plan of Liquidation, Limited Partners will also be foregoing current benefits of the ownership of the Properties such as continuing distributions.

    The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view, the General Partners did not assign relative weights to the above factors or determine that any factor was of particular importance; rather, the General Partners viewed the positive factors as a totality and the negative factors as a totality and concluded that the positive factors outweighed the negative factors. Accordingly, the General Partners determined that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a financial point of view.

    The General Partners also determined that the Sales and the Plan of Liquidation are fair to the Limited Partners from a procedural point of view based on the following factors:

    . The Properties have been independently appraised by the Appraiser;

    . In assessing the discount being applied to the Ownership Interests by N'Tandem, the Managing General Partner had the Appraiser, which concluded that in its estimation the application of a discount of approximately 25% would be appropriate, analyze the applicability of a discount in valuing a partial ownership interest in a manufactured home community.
      See "--Discount for Ownership Interests in Properties";

    . The Sales are subject to the approval of unaffiliated Limited Partners holding not less than a majority of the issued and outstanding Units; and

    . The Managing General Partner in connection with the Sales retained Legg
      Mason to render its Fairness Opinion.

    In reaching their determination that the Sales and the Plan of Liquidation are fair from a procedural point of view to the affiliated and unaffiliated Limited Partners, the General Partners also considered the following potentially negative aspects of the Sales:

    . The Sales were negotiated on behalf of the Partnership by the Managing
      General Partner, which is under common control with N'Tandem and is receiving substantial economic benefits from the proposed transactions (including acquisition fees of $316,500 that are being paid by N'Tandem), and, accordingly, may be subject to potential conflicts of interest;

    . Gary P. McDaniel and C.G. Kellogg, the sole Directors of the Managing
      General Partner, are the Chief Executive Officer and the President, respectively, of Chateau and, as a result, the Sales and the Plan of Liquidation have not been approved on behalf of the Managing General Partner by directors who are not affiliated with N'Tandem;

    . No independent representatives or disinterested third party was appointed or retained to negotiate the terms of the Sales on behalf of the Partnership, or the unaffiliated Limited Partners or to otherwise represent the interests of the unaffiliated Limited Partners in connection with the Sales;

    . The Appraisals were rendered between June 1999 and October 1999 and no updates or new appraisals have been or will be ordered in connection with the Sales; and

    . The General Partners have engaged in limited marketing efforts on behalf of the Partnership with respect to the Properties, with only four of the nine Properties held by the Partnership immediately following the Windsor Acquisition having been marketed for sale to third-party purchasers to date. The General Partners do not intend to take significant actions to market or sell the Properties pending the results of this Consent Solicitation.

    The above described factors are all of the material factors considered by the General Partners in determining that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view. In reaching their determination that the Sales and the Plan of Liquidation are fair to the affiliated and unaffiliated Limited Partners from a procedural point of view, the

General Partners concluded that the approval of the Proposals by a majority-in-interest of the unaffiliated Limited Partners is sufficient to insure that procedural fairness has been preserved for the Limited Partners. The General Partners also believe that the potentially negative factors influencing procedural fairness were in each case mitigated by the following other factors or considerations: (i) although the Managing General Partner and N'Tandem are under common control, the General Partners concluded that the common control (a) did not adversely affect the terms of the Sales for Limited Partners and (b) allowed N'Tandem to offer terms of the Sales that they believed would not be available from third parties; (ii) although no independent or disinterested third party was appointed to represent the Limited Partners in connection with, or to negotiate the terms of, the Sales, the Managing General Partner did retain Legg Mason to assess the fairness of the aggregate purchase price to be paid to the Partnership in the Sales; (iii) even though the Appraisals were rendered between June 1999 and October 1999, the General Partners believe that no material changes have occurred in the Properties or in the conditions of the market for manufactured home communities since those dates that would result in higher values for the Properties; and (iv) the General Partner's belief that marketing the Properties held by the Partnership would not have provided a better transaction for the Limited Partners and would have ultimately delayed the timing of the Sales and the distribution of liquidating proceeds to the Limited Partners.

Fairness Opinion

    The Managing General Partner, on behalf of the Partnership, engaged Legg Mason to render the Fairness Opinion as to the fairness, from a financial point of view, to the Limited Partners of the aggregate purchase price to be paid by N'Tandem to the Partnership for the Properties. Legg Mason delivered its oral and written Fairness Opinion to the Managing General Partner on November 15, 1999. A copy of the Fairness Opinion, setting forth the matters considered, procedures followed and the scope of review by Legg Mason, is set forth in Appendix A to this Consent Solicitation Statement and is incorporated herein by reference. Limited Partners are urged to read the Fairness Opinion in its entirety.

    The Managing General Partner selected Legg Mason based upon Legg Mason's experience and reputation and the fee charged for its services. Legg Mason, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    Legg Mason was initially engaged by the Managing General Partner to render a fairness opinion with respect to the Proposed Consolidation; however, because the General Partners determined to proceed with the Sales and Plan of Liquidation, no fairness opinion was ever rendered with respect to the Proposed Consolidation. Neither of the General Partners nor any of their affiliates have any material relationship with Legg Mason.

    In arriving at its Fairness Opinion and the basis therefor, Legg Mason, among other things, reviewed:

          (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

          (ii)  the Partnership Agreement of the Partnership;

          (iii) the financial statements and the related filings of the Partnership on Form 10-K for the year ended December 31, 1998 and Form 10-Q for the six months ended June 30, 1999;

          (iv)   certain market and economic data applicable to the Sales;

          (v) an analysis of comparable publicly traded real estate investment trusts;

          (vi)   a draft of this Consent Solicitation Statement;

          (vii) certain financial and other information relating to the Partnership and the Properties that was furnished to Legg Mason by the Managing General Partner, including certain internal financial analyses, financial and operating forecasts and reports and other information prepared by the Managing General Partner or its representatives; and

          (viii) the Appraisals of the Properties prepared by the Appraiser.

    Legg Mason also visited a number of the Properties and held discussions with various members of management and representatives of the Managing General Partner concerning the Properties' historical and current operations, financial condition and prospects. In addition, Legg Mason conducted such other investigations, financial analyses and studies and reviewed such other information and factors as it deemed appropriate for the purposes of its Fairness Opinion. In connection with this engagement, Legg Mason was not asked to, and did not, advise the Managing General Partner or the Partnership with respect to the determination of the aggregate purchase price for the Properties, make any recommendations to the Managing General Partner or the Partnership with respect to the proposed Sales or Plan of Liquidation, assess any alternatives to the Proposals or make any recommendation as to how Limited Partners should vote on the Proposals. In addition, Legg Mason was not asked to solicit, and did not solicit, third party indications of interest from any party with respect to an acquisition of the Units, the Properties or any part thereof. Legg Mason did also note that the Managing General Partner is owned by Chateau, the parent company of N'Tandem.

    In rendering its Fairness Opinion, Legg Mason relied, without assuming responsibility for independent verification, on the accuracy and completeness of all financial and operating data, financial analyses, financial and operating forecasts, reports and other information that were publicly available or furnished or otherwise communicated to Legg Mason by or on behalf of the Managing General Partner. With respect to forecasts regarding the Properties' future financial condition and operating results, Legg Mason assumed, without taking any responsibility for independent verification, that such forecasts were reasonably prepared on bases reflecting the best currently available information, estimates and judgment of the Managing General Partner. Legg Mason also assumed that the Appraisals were reasonably prepared by the Appraiser and reflected the good faith judgments of the Appraiser and did not take any responsibility for their accuracy or completeness. Legg Mason did not make an independent appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. No limitations were imposed by the Managing General Partner on Legg Mason with respect to the investigation made or procedures followed by Legg Mason. Legg Mason also assumed that the allocation of consideration provided by the Managing General Partner between the General Partners and the Limited Partners has been determined in accordance with, and complies with the terms and conditions of, the Partnership Agreement. Furthermore, Legg Mason did not opine to the fairness of the allocation of consideration between the General Partners and Limited Partners.

    The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at its Fairness Opinion. Legg Mason considered all such quantitative and qualitative analyses in connection with its valuation analysis, and no one method of analysis was given particular emphasis.

Valuation of the Parternership

    Liquidation Analysis.  Legg Mason estimated the liquidation value of the
    --------------------
Partnership assuming that the Partnership sold the Properties, as stand alone assets, to third-party purchasers and liquidated the Partnership on December 31, 1999. In estimating the liquidation value of the Units, Legg Mason first calculated the net equity value for each of the Properties by (i) subtracting from each Property's Appraised Value the amount of indebtedness attributable to such Property and (ii) in the case of the Ownership Interests, applying a 10% discount to the Appraised Value attributable to the Ownership Interests to account for the fact that the Partnership only owns a minority interest in the underlying property. Legg Mason then adjusted the aggregate net equity value of the Properties by (i) subtracting the estimated liquidation costs associated with selling the Properties, (ii) subtracting the net assets of the Partnership, and (iii) subtracting 1% of the remaining net equity value to reflect the General Partners' interest in the Partnership. Legg Mason then divided the remaining net equity value by the number of Units outstanding in order to arrive at a liquidation equity value for each Unit. Legg Mason's analysis indicated a liquidation equity value of $36.89 per Unit and Legg Mason noted that the aggregate consideration offered by N'Tandem for the Properties and the net current assets on a per Unit basis was $37.33. Legg Mason believed that its liquidation analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem on a per Unit basis was in excess of the liquidation value indicated by such analysis.

    In making its assessment of the liquidation value, Legg Mason relied, without independent verification of the accuracy, on the Appraised Value in the Appraisal as provided by the Appraiser. In addition, Legg Mason's estimated liquidation costs associated with selling the Properties did not include general and administrative expenses of the Partnership during the liquidation period, liquidation costs associated with a prolonged marketing period or the time value of the proceeds from the sale of the Properties.

    Comparable Company Analysis.  Legg Mason employed a comparable company
    ---------------------------
analysis to establish an implied equity value for the Units. Legg Mason reviewed and compared financial information for the following publicly traded real estate investment trusts: Chateau, Manufactured Home Communities, Inc., Sun Communities, Inc., United Mobile Homes, Inc. and Assets Investors Corporation (the "Comparable Companies"). All of the trading multiples of the Comparable Companies were based on the closing stock prices on November 11, 1999 and all funds from operations ("FFO") per share estimates were based on information published by First Call Corporation. The estimates published by First Call Corporation were not prepared in connection with the Sales or at the request of Legg Mason. Legg Mason noted that certain factors differentiated the Partnership from the Comparable Companies, including (i) the absence of an actively traded public market for the Units, (ii) the fact that the Partnership is externally managed and advised, (iii) the fact that the Partnership owns a minority interest in certain of the underlying properties, and (iv) certain other economic and general market data that Legg Mason deemed appropriate. To reflect these factors, Legg Mason deemed it appropriate to discount the Comparable Companies' trading multiples by 20%. In order to derive an implied equity value for the Units, Legg Mason deducted 1% from the implied equity value of the Partnership to reflect General Partners' interest in the Partnership.

    Based on its review, Legg Mason observed that the discounted trading multiples for the Comparable Companies (i) ranged from 6.7x to 8.8x for the 1999 FFO per share estimates, (ii) ranged from 5,8x to 8.3x for the 2000 FFO per share estimates and (iii) ranged from 8.5x to 9.6x for the trailing twelve months earnings before interest, taxes, depreciation and amortization per share estimates ("EBITDA"). Based on the Managing General Partner's estimates of the Partnership's 1999 and 2000 FFO, including potential cost savings and operational efficiencies associated with general and administrative cost reductions and the subtraction of the net assets of the Partnership and estimated transaction costs and the range of discounted trading multiples for the Comparable Companies of 6.7x to 8.8x and 5.8x to 8.3x, respectively, for 1999 and 2000, Legg Mason's analysis indicated an implied value range per Unit of $30.57 to $22.75 based on 1999 FFO multiples and $30.14 to $20.60 based on 2000 FFO multiples. In addition, based on the Managing General Partner's estimate of the Partnership's trailing twelve months EBITDA, including potential cost savings and operational efficiencies associated with general and administrative cost reductions and the subtraction of the net assets of the Partnership and estimated transaction costs and the range of discounted trading multiples for the Comparable Companies of 8.5x to 9.6x, Legg Mason's analysis indicated an implied value range per Unit of $30.05 to $24.88. Legg Mason believed that its comparable company analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem on a per Unit basis was in excess of the high end of the range for each of the implied equity values of the Units indicated by such analysis.

    Discounted Cash Flow Analysis.  Legg Mason estimated the continuation equity
    -----------------------------
value of the Units assuming that the term of the Partnership was extended and the Properties were held by the Partnership until December 31, 2004. Legg Mason performed a discounted cash flow analysis (i.e., an analysis utilizing a range of discount rates) of (i) the present value of the forecasted cash flows from the Properties' future operations and (ii) the present value of the forecasted proceeds of a sale of the Properties, on an aggregate basis, less the General Partners' 1% interest in the Partnership, assuming a sale to third-party purchasers at the conclusion of the forecast period. In completing its analysis, Legg Mason utilized the financial and operating forecasts of the Partnership's cash flow to equity for the forecasted period of January 1, 2000 to December 31, 2004 provided by the Managing General Partner and applied discount rates of 14.4% to 17.0% to the forecasted equity cash flows and the forecasted residual equity value. Forecasted residual equity value was based upon applying the Comparable Companies' discounted trading multiples of 7.1x to 8.8x for the trailing twelve months to the Partnership's forecasted FFO for the year 2004, less the net assets of the Partnership and estimated transaction costs. Legg Mason's analysis indicated a range of continuation equity values based upon the discounted cash flow and discounted residual equity value of $32.43 to $25.43 per Unit. Legg Mason believed that its continuation analysis supported its fairness determination because the aggregate net purchase price offered by N'Tandem was in excess of the high end of the range of implied equity values of the Units indicated by such analysis.

    The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analyses or summary description. Accordingly, Legg Mason believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. The analyses underlying the Fairness Opinion were based on information, other than the share prices of the Comparable Companies, available as of June 30, 1999. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than the values developed by Legg Mason. In addition, analyses relating to the value of the Properties do not purport to be appraisals or to reflect the prices at which the Properties may actually be sold. The Fairness Opinion is based on conditions as of its date and, although subsequent developments could have a material effect on the opinion stated, the Fairness Opinion will not be updated.

    A copy of the Fairness Opinion is set forth in Appendix A to this Consent Solicitation Statement and is available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

    As compensation for rendering its Fairness Opinion to the Partnership, Legg Mason received a fee of $50,000.

Alternatives Considered

    In addition to considering the Sales and the Plan of Liquidation, the General Partners also identified other alternative courses of action for the Partnership, including the following:

    Continuation of the Partnership. The General Partners did not consider extending the stated term of the Partnership for a second time, which would have required the consent of the holders of a majority of the issued and outstanding Units. The reason this option was not considered was that the Managing General Partner believes that Limited Partners desire to achieve the near-term liquidation of their investments in the Partnership. This belief is based on certain discussions between the Managing General Partner and several of the Limited Partners and the Managing General Partner's observation that most Limited Partners have held their investments in the Partnership for more than fourteen years. In addition, the Managing General Partner believes that continuing to own and operate the Properties is not in the best interests of the Partnership and its Limited Partners, especially in view of the opportunity to sell the Properties to N'Tandem on the terms outlined herein. Additionally, while extending the term of the Partnership would have resulted in the Limited Partners receiving the benefits of continued ownership of the Properties, would have also remained subject to the risks of continuing such ownership and the Limited Partners would continue to be unable to liquidate their investments at fair value since no formal trading market for the Units exists.

    Sale of the Properties to Third-Party Purchasers. While the General Partners did consider the possibility of selling the Properties to purchasers other than N'Tandem, the General Partners ultimately concluded that such sale of the Properties would not be likely to result in the distribution of greater liquidating proceeds to the Limited Partners than the amounts being distributed in connection with the Sales and the Plan of Liquidation. The principal reasons for this conclusion are that the Managing General Partner believes that (i) the Appraisals continue to reflect the fair market values of the Properties, (ii) the Limited Partners would receive greater liquidating proceeds in a third-party transaction only if such third party was willing to pay in excess of the purchase prices for the Properties being paid by N'Tandem, something the General Partners believe few, if any, third-party purchasers would be willing to do, especially with respect to the partial Ownership Interests, (iii) the Ownership Interests would have the effect of deterring potential third-party purchasers because of their minority status, and (iv) the expenses of the Sales are lower than they would be in connection with the sale of the Properties to an unaffiliated third-party purchaser (principally due to the fact that no brokerage commissions are being paid by the Partnership in connection with the Sales, which results in estimated savings of between $ 317,000 and $633,000 based upon prevailing commission rates). With respect to the Managing General Partner's belief that the Appraisals continue to reflect the fair market value of the Properties, even though the Appraisals were rendered between June 1999 and October 1999, it is noted that the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached in the Appraisals, including the Appraised Values, to be different had the Appraisals been rendered as of a more recent date and
(ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals, or that are reasonably likely to materially affect such conclusions.

    While the General Partners do not believe, at this time, that the sale of the Properties to a third-party purchaser would be more beneficial to the Partnership and the Limited Partners than the Sales and

Plan of Liquidation proposed herein, the General Partners do recognize that a third-party purchaser could propose a superior or competing offer to that proposed by N'Tandem during the course of this Consent Solicitation and will not allow this Consent Solicitation to preclude the Partnership from entertaining such a transaction should one emerge prior to the end of the solicitation period for this Consent Solicitation.

    Proposed Consolidation. The General Partners also considered and analyzed the Proposed Consolidation in which the Partnership, together with three of the other Windsor Limited Partnerships, would have been merged with and into N'Tandem. In the Proposed Consolidation, the Limited Partners would have had the right to exchange their Units for common shares of beneficial interest or other securities of N'Tandem.

    As part of its analysis of the Proposed Consolidation, the Managing General Partner compared the estimated price per Unit of approximately $37.33 expected to be paid by N'Tandem in the Sales to the estimated range of values per Unit expected to be received upon completion of the Proposed Consolidation assuming that the Units were converted into N'Tandem's common shares of beneficial interest. The Managing General Partner's analysis indicated that the estimated range of values per Unit following the Proposed Consolidation was $32.37 to $35.97.

    In preparing its consolidation analysis, the Managing General Partner applied the forecasted funds from operations per share of N'Tandem for the year 2000, which assumed completion of the Proposed Consolidation, to a range of forecasted funds from operations per share multiples for the Comparative Companies for the year 2000. The Comparative Companies selected by the Managing General Partner were: Chateau, Manufactured Home Communities, Inc., Sun Communities, Inc., United Mobile Homes, Inc. and Asset Investors Corporation.
By applying the forecasted funds from operations per share of N'Tandem for the year 2000 to a range of forecasted funds from operations per share multiples for the Comparative Companies, the Managing General Partner was able to estimate ranges of values for N'Tandem's common shares following the completion of the Proposed Consolidation. The Managing General Partner determined the range of forecasted funds from operations per share multiples for the Comparative Companies by applying a discount, which ranged from 0% to 10%, to the multiples of the Comparative Companies in order to account for the difference in N'Tandem's size, percentage of leverage and operational history as compared to the Comparative Companies. The Managing General Partner then multiplied these estimated ranges by the exchange ratio per Unit for each Windsor Limited Partnership participating in the Proposed Consolidation to determine the estimated value of the Units assuming they were converted into N'Tandem's common shares.

    In analyzing of the Proposed Consolidation, the Managing General Partner also considered that (i) the anticipated time period for the completion of the Proposed Consolidation was likely to be quite lengthy and would more than likely close well after both the expiration date of the Partnership's stated term and the completion of the Sales and (ii) the estimate of the value of the Units assuming their conversion into N'Tandem's common shares in the Proposed Consolidation was not based on any established trading price for the common shares, but was instead based on an analysis of the Comparative Companies that sought to anticipate the market price of N'Tandem's common shares following the Proposed Consolidation by reference to the current trading prices of the securities of the Comparative Companies.

    In assessing the Proposed Consolidation described above, the Managing General Partner recognized that the valuation estimates used in its analysis are subject to significant uncertainties, variables and assumptions, as well as varying market conditions, and no assurance can be given that the estimated values indicated could ever be realized. The analysis relating to the Proposed Consolidation was based on information available as of October 15, 1999. The General Partners do not anticipate updating the analyses or other information relating to the foregoing alternatives. In addition, N'Tandem and the Managing General Partner did not consider any other alternative ways to acquire the Properties from the Partnership, due to their belief that the holders of a majority of Units desire to achieve near-term liquidation of their investments in the Partnership.

N'Tandem's and Chateau's Belief as to the Fairness of the Proposed Transactions; N'Tandem's and Chateau's Reasons for Engaging in the Proposed Transactions

    N'Tandem and Chateau believe that the Sales are fair to the affiliated and unaffiliated Limited Partners from both a financial point of view and a procedural point of view. In reaching such determination, N'Tandem and Chateau considered the same factors and positive and negative aspects of the Sales as were considered by the General Partners, as described above under "-- Fairness of the Proposed Transactions; Recommendation of the General Partners" and have specifically adopted the analyses and conclusions of the General Partners described therein.

    In October 1998, N'Tandem amended and restated N'Tandem's Declaration of Trust and By-laws to convert N'Tandem from a finite-life entity to an infinite-life entity in order to enable it to begin implementing a growth-oriented business plan intended to cause N'Tandem to attain greater size and asset diversity. The acquisition by N'Tandem of the Properties is being engaged in by N'Tandem as part of such growth-oriented business plan.

Appraisals

    Overview of Appraisals. The Appraiser, Whitcomb Real Estate, Inc. located in Tampa, Florida, was retained by the Managing General Partner to render the Appraisals with respect to the Partnership's Properties. The Appraiser is certified as a Master Appraiser by the Appraisal Institute and was selected based upon its expertise as well as its familiarity with valuing real estate underlying manufactured home communities. The Appraisals set forth the Appraised Values of the four wholly-owned Properties and the four manufactured home communities in which the Partnership holds Ownership Interests as of various dates between June 1999 and October 1999.

    The purpose of the Appraisals was, and the Appraiser was instructed by the Managing General Partner, to determine the fair market value of each Property. In connection with the Appraisals, no fair market values or value ranges were suggested by the Managing General Partner. Each of the Properties was appraised in accordance with the Uniform Standards of Professional Appraisal Practice. Only one Appraisal was sought with respect to each Property. If more than one appraisal had been sought with respect to each Property, the values determined for the Properties might have been higher or lower than the Appraised Values determined by the Appraiser.

    In conducting the Appraisals, the Appraiser utilized two approaches, the income capitalization approach and the sales comparison approach. In the income capitalization approach, an appraiser calculates an estimate of net operating income for the subject property ("NOI"). The appraiser then determines an appropriate capitalization rate for the subject property based upon capitalization rates for comparable properties sold in the same geographic area as the subject property. The appraised value of the subject property is then determined by the appraiser by dividing the NOI by the appropriate capitalization rate. In utilizing the sales comparison approach, an appraiser determines the market value of the subject property by comparing such property against other properties deemed comparable to the subject property and sold within a specified time period and then adjusting the market value of the comparable properties to account for material differences between the subject property and the comparable properties.

    The Appraisals were rendered between June 1999 and October 1999 and, therefore, may no longer reflect the fair market values of the Properties. Accordingly, the value of the Properties may have increased since that time. However, the Managing General Partner (i) does not believe that any significant events have occurred since that time which would cause the conclusions reached by the Appraiser in the Appraisals and the Appraised Values to be different had the Appraisals been rendered as of a more recent date, (ii) is not aware of any material developments, trends or other uncertainties that relate to the conclusions expressed in the Appraisals or that are reasonably likely to materially affect such conclusions, and (iii) does not intend to update the Appraisals or order new appraisals for the Properties in connection with the Sales.

    The Appraisals have been based in part upon information supplied to the Appraiser by the Managing General Partner, including, but not limited to: rent rolls; building reports; lease information; financial schedules of current lease rates, income, expenses, cash flow and related financial information; and property descriptive information. The Appraiser relied upon such information and assumed that the information provided by the Managing General Partner was accurate and complete and generally did not attempt to independently verify such information. The Appraiser also interviewed and relied upon the Managing General Partner to obtain information relating to the condition of each Property, including any deferred maintenance, capital budgets, environmental conditions, status of ongoing or newly planned expansions, and other factors affecting the physical condition of the Property improvements. The Appraiser also interviewed the Managing General Partner's management personnel regarding competitive conditions in property markets, trends affecting the Properties, certain lease and financing factors, and historical and anticipated lease revenues and expenses and reviewed historical operating statements for the Properties.

    Copies of the Appraisals are filed as exhibits to the Schedule 13E-3 and are available for inspection and copying at the Partnership's principal executive offices during regular business hours by any interested Limited Partner or any representative of a Limited Partner who has been designated by a Limited Partner in writing. Copies may also be obtained through the written request of any Limited Partner made to the Managing General Partner at 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

The Appraiser and its Methodology.

    Information with respect to Whitcomb Real Estate, Inc.  The Appraiser was
    ------------------------------------------------------
founded in 1986, and currently has four full-time appraisers on its staff. Each of the Properties was appraised by John Whitcomb, the President of the Appraiser. Mr. Whitcomb is certified as a Master Appraiser by the Appraisal Institute, is a Certified Commercial Investment Member, has been in the real estate appraisal business since 1985, and has conducted in excess of a thousand property appraisals since that time. Mr. Whitcomb has extensive experience appraising manufactured home communities, having conducted in excess of 250 such appraisals since 1993. The Managing General Partner previously engaged the Appraiser (i) to render appraisals in connection with the original purchase by the Partnership and other Windsor Limited Partnerships of their interests in several properties, including the Partnership's Ownership Interest in Harmony Ranch and (ii) since late 1997, to render additional or updated appraisals, in addition to the Appraisals, on several properties in which the Windsor Limited Partnerships currently hold, or have in the past held, interests, including the Shady Hills Property, the Trailmont Property and the Harmony Ranch Property.
The Appraiser was paid usual and customary market based fees in connection with its appraisals. Neither of the General Partners nor any of their affiliates have any material relationship with the Appraiser. The Appraiser received $33,300 in connection with rendering the Appraisals. Total fees and compensation paid to the Appraiser by the Partnership, the General Partners, and their respective affiliates since January 1, 1997 has been $104,600. No additional compensation is mutually understood to be contemplated to be paid to the Appraiser in connection with the Appraisals or otherwise.

    Assumption and Limitations of the Whitcomb Appraisals.  Each of the
    -----------------------------------------------------
Appraisals were based upon assumptions and limiting conditions, including the following: (i) that the factual information contained in each Appraisal upon which the analysis and conclusions are based was true and correct; (ii) that the information, estimates and opinions furnished to the Appraiser in connection with the Appraisals were true and correct; (iii) each Property was appraised as though it were free and clear of mortgages, liens, leases, servitudes and encumbrances, except as identified in the Appraisals; (iv) that each Appraisal applies to the real estate only and does not include personal property or other non-realty items located at or on the Property; (v) that there is good and marketable title to the Property; (vi) that the Property is free of encroachments and zoning or other violations or problems; (vii) that management of the Property is competent; (viii) that there are no material hidden or unapparent problems of the soil, subsoil or structures of the Property; (ix) that all of the improvements, equipment, and building services are structurally sound and suffer no latent defects or inadequacies; (x) that the subject improvements are free of insect infestation or rot or damage due to such infestation or rot; (xi) that there are no environmental problems with respect to the Property or its improvements; (xii) that no adverse events, conditions or circumstances materially affecting the Property have taken place subsequent to the date of the field inspection; and (xiii) that there have been no material changes in economic conditions affecting the Property following the date of the Appraisal.

    The Appraiser also noted that (i) the estimates of value stated in the Appraisals apply only to the effective dates of value stated in the Appraisals,
(ii) value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property, (iii) the Appraiser assumes no liability for any unforeseen changes in the economy or at the subject property, (iv) the underlying assumptions and conditions provide a reasonable basis for the value estimate stated in the Appraisals, (v) some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period, and (vi) the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection and that such variations could be material and have an impact on the individual value conclusions stated in the Appraisals.

    Summary of Appraisals. A summary description of the Appraisals, including the Appraised Values of the Properties, is set forth below. The Appraisals are based on conditions as of their respective dates. Subsequent developments could have a material effect on the valuations stated therein.

    Summary of Ponderosa Property Appraisal.  In utilizing the income
    ---------------------------------------
capitalization approach in connection with appraising the Ponderosa Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $394,272 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $19,174. Additional income, based on historical numbers, was calculated at $75.00 per site, leaving an effective gross income estimate of $385,658 for the Property. Total annual operating expenses for the Property were estimated to be $166,347, leaving NOI of $219,311. In determining a capitalization rate for the Ponderosa Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 8.40% to 10.51%. The Appraiser noted that the Property has an economic vacancy of 5.5% and was observed to be in average overall condition. Based on these considerations, the Appraiser determined that a capitalization rate of 10% for the Property was appropriate. Utilizing the 10% capitalization rate, the Appraiser was able to calculate an market value for the Ponderosa Property of $2,200,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 9.8%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising the Ponderosa Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the 10-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $650,000 to a high of $7,150,000. Total sites ranged from 57 to 447 and occupancy ranged from 80.1% to 99%. The average price per site ranged from $11,404 to $25,176 and the average site rent ranged from $140.00 to $262.00. All of the comparable sales were fee simple transactions with atypical acquisition financing reflected in the cash equivalent price. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 10-month period prior to the date of the Appraisal and traded under similar market conditions.

    The Appraiser also employed the effective gross income multiplier ("EGIM") in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 6.17 to 8.33, (ii) the EGIM was essentially a function of the average site rent,
(iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, increases in site rent contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

    The Appraiser also noted that the expense ratio of the Property was higher than that of all of the comparable properties. Based on these considerations, the Appraiser concluded that an EGIM of 6.0, which was at the lower end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $385,658 and an EGIM of 6.0, the Appraiser calculated the market value of the Property to be $2,300,000, representing $15,541 per site.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the sales comparison approach given the relative homogeneity of the locations and availability of market data, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of August 5, 1999, was $2,200,000.

    Summary of The Pines Property Appraisal.  In utilizing the income
    ---------------------------------------
capitalization approach in connection with appraising The Pines Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $212,280 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $10,614. Additional income, based on historical numbers, was calculated at $60.00 per site, leaving an effective gross income estimate of $210,966 for the Property. Total annual operating expenses for the Property were estimated to be $127,655, leaving NOI of $83,311. In determining a capitalization rate for The Pines Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 9.5% to 12.9%. Based on the comparison of the sale data to the Property and considering the current investor and interest rate environment, the Appraiser determined that a capitalization rate of 10% for the Property was appropriate. Utilizing the 10% capitalization rate, the

Appraiser was able to calculate a market value for The Pines Property of $730,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 9.1%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising The Pines Property, the Appraiser compared the Property to four other manufactured home communities recently sold in the same general geographic area as the Property and elsewhere in South Carolina and neighboring Georgia. The sales prices of the four comparable properties ranged from a low of $179,000 to a high of $3,000,000. Total sites ranged from 37 to 311 and occupancy ranged from 70.9% to 95%. The average price per sites ranged from $4,838 to $11,739 and average site rent ranged from $123.28 to $225.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred.

    The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 3.1 to 7.5, (ii) that EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, increases in site rent contribute to increases in NOI, (v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

    The Appraiser also noted that (i) the Property is an all age community in a rural setting and (ii) all the comparable properties except one had a higher expense ratio than the Property, ranging from 25% to 60%. Based on these considerations, the Appraiser concluded that an EGIM of expense ratio 4.0, which was at the lower end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $210,966 and an EGIM of 4.0 the Appraiser calculated the market value of the Property to be $840,000, representing $5,419 per site. After adjustments and deduction of $100,000 for the installation of water meters, the Appraiser concluded that the market value of the Property was $700,000 under the sales comparison approach.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of June 1, 1999, was $700,000.

    Summary of Shady Hills Property Appraisal.  In utilizing the income
    -----------------------------------------
capitalization approach in connection with appraising the Shady Hills Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $486,480 per year. Vacancy and credit loss was estimated at 15% of potential gross income, or $72,972. Additional income, based on historical numbers, was calculated at $380.00 per site, leaving an effective gross income estimate of $499,008 for the Property. Total annual operating expenses for the Property were estimated to be $247,791, leaving NOI of $251,217. In determining a capitalization rate for the Shady Hills Property, the Appraiser first looked at capitalization rates for recently sold comparable communities, which ranged from 8.33% to 12.69%. The Appraiser then noted that the Property is located in an older, mature commercial/residential area and reflects additional risk in terms of investment. Based on these considerations, the Appraiser determined that a capitalization rate of 10.5% for the Property was appropriate. Utilizing the 10.5% capitalization rate the Appraiser was able to calculate a market value for the Shady Hills Property of $2,400,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.6%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising the Shady Hills Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the 27-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $740,000 to a high of $12,250,000. Total sites ranged from 89 to 486 and occupancy ranged from 88% to 100%. The average price per site ranged from $7,255 to $25,206 and average site rent ranged from $120.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 27-month period prior to the date of the Appraisal and traded under similar market conditions.

    The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM, the Appraiser determined that the EGIM for the comparable sale properties ranged from 4.55 to 7.57. The Appraiser noted that (i) the Property is an all age community in a mature commercial/residential area that has exhibited economic decline during recent years, (ii) with the exception of two comparables, the expense ratio of the Property was higher than all of the comparable properties, and (iii) the Property has a moderate level of occupancy with some deferred maintenance. Based on these considerations, the Appraiser concluded that an EGIM of 5.0, which was at the lower end of the indicated range, was appropriate for the Property. Based upon the Property's effective gross income of $499,008 and an EGIM of 5.0, the Appraiser calculated the market value of the Property to be $2,500,000, representing $11,089 per site.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of October 28, 1999, was $2,400,000.

    Summary of Trailmont Property Appraisal.  In utilizing the income
    ---------------------------------------
capitalization approach in connection with appraising the Trailmont Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $352,368 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $17,618. Additional income, based on historical numbers, was calculated at $330.00 per site, leaving an effective gross income estimate of $377,980 for the Property. Total annual operating expenses for the Property were estimated to be $149,852, leaving NOI of $228,128. In determining a capitalization rate for the Trailmont Property, the Appraiser first looked at capitalization rates for recently sold comparable communities, which ranged from 8.33% to 12.69%. The Appraiser then noted that the Property is located in a mixed-use commercial, residential and agricultural area and reflects additional risk in terms of investment. Based on these considerations, the Appraiser determined that a capitalization rate of 10% was appropriate. Utilizing the 10% capitalization rate, the Appraiser was able to calculate a market value for the Trailmont Property of $2,300,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.2%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising the Trailmont Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the 27-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $740,000 to a high of $12,250,000. Total sites ranged from 89 to 486 and occupancy ranged from 88% to 100%. The average price per site ranged from $7,255 to $25,206 and average site rent ranged from $120.00 to $290.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 27-month period prior to the date of the Appraisal and traded under similar market conditions.

    The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM, the Appraiser determined that the EGIM for the comparable sale properties ranged from 4.55 to 7.57. The Appraiser noted that (i) the Property is an all age community in a rural commercial/residential area that has exhibited new development during recent years, (ii) the Property has a high level of occupancy with a minimal amount of deferred maintenance, and (iii) with the exception of two comparable properties, the Property has a lower expense ratio than all of the comparable properties. Based on these considerations, the Appraiser concluded that an EGIM of 6.0, which is at the upper end of the EGIM range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $377,980 and an EGIM of 6.0, the Appraiser calculated the fair market value of the Property to be $2,250,000, representing $17,176 per site.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of October 28, 1999, was $2,300,000.

    Summary of Big Country Estates Property Appraisal.  In utilizing the income
    -------------------------------------------------
capitalization approach in connection with appraising the Big Country Estates Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $566,124 per year. Vacancy and credit loss was estimated at 5% of potential gross income, or $28,306. Additional income, based on historical numbers, was calculated at $35.00 per site, leaving an effective gross income estimate of $622,573 for the Property. Total annual operating expenses for the Property were estimated to be $327,236, leaving NOI of $295,337. In determining a capitalization rate for the Big Country Estates Property, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 9.0% to 11.4%. The Appraiser noted that the Property has a vacancy and expense ratio in line with market comparables. Based on these considerations, the Appraiser determined that a capitalization rate of 10.5% for the Property was appropriate. Utilizing the 10.5% capitalization rate, the Appraiser was able to calculate a market value for the Big Country Estates Property of $2,810,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.75%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising the Big Country Estates Property, the Appraiser compared the Property to five other manufactured home communities sold in the same general geographic area as the Property within the 9-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $707,720 to a high of $4,200,000. Total sites ranged from 61 to 250 and occupancy was 95% for each of the properties. The average price per site ranged from $10,559 to $16,981 and average site rent ranged from $180.00 to $235.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 9-month period prior to the date of the Appraisal and traded under similar market conditions.

    The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 5.07 to 6.41, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

    The Appraiser also noted that (i) the Property is an all age community with a 5.1% physical vacancy, (ii) the Property was observed to be in average condition and with a good location in Laramie County, Wyoming, and (iii) the comparable properties all had the same occupancy rate as the Property but had lower expense ratios, ranging from 36.6% to 45.2%. By comparison, the Property had a forecast expense ratio of 52.56%. Based on these considerations, the Appraiser concluded that an EGIM of 5.0, which was at the low end of the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $622,573 and an EGIM of 5.0, the Appraiser calculated the fair market value to be $3,110,000, representing $12,292 per site.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of September 1, 1999, was $2,810,000.

    Summary of Apache East and Denali Park Properties Appraisal.  The Apache
    -----------------------------------------------------------
East and Denali Park Estates Properties are contiguous Properties with similar characteristics. Accordingly, the Appraisals of these Properties were combined in a single Appraisal report. In utilizing the income capitalization approach in connection with appraising the Properties, the Appraiser first projected 12 months of income for the Properties based upon the then current rent levels.
The potential gross income from the rentals was calculated at $776,640 per year. Vacancy and credit loss was estimated at 7% of potential gross income, or $54,365. Additional income, based on historical numbers, was calculated at $30.00 per site, leaving an effective gross income estimate of $767,875 for the Properties. Total annual operating expenses for the Properties were estimated to be $312,038, leaving NOI of $455,837. In determining a capitalization rate for the Properties, the Appraiser looked at capitalization rates for recently sold comparable communities, which ranged from 8.22% to 10.30%. The Appraiser noted that the Properties are located in a 50% developed neighborhood where development has taken the form of mixed-use residential, commercial and light industrial type properties and reflects additional risk in terms of investment. Based on these considerations, the Appraiser determined that a capitalization rate of 9% for the Properties was appropriate. Utilizing the 9% capitalization rate, the Appraiser was able to calculate an aggregate market value for the Properties of $5,064,856. The market value with excess vacant land valued at $390,000 was calculated to be $5,450,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 9%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising the Properties, the Appraiser compared the Properties to five other manufactured home communities sold in the same general geographic area as the Properties within the 9-month period prior to the date of Appraisal. The sales prices of the five comparable properties ranged from a low of $1,675,000 to a high of $9,500,000. Total sites ranged from 75 to 451 and occupancy ranged from 93.0% to 98.04%. The average price per site ranged from $16,262 to $30,270 and average site rent ranged from $200.00 to $278.00. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 9-month period prior to the date of the Appraisal and traded under similar market conditions.

    The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 6.84 to 8.27, (ii) the EGIM was essentially a function of the average site rent, and (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

    The Appraiser also determined that (i) each of the Properties is an all age community with a 7.0% physical vacancy, (ii) the Properties were observed to be in excellent condition and with a good location near Superstition Freeway in Apache Junction, Arizona, and (iii) the comparable properties all had a much higher occupancy rate than the Properties and had lower expense ratios, ranging from 25.55% to 35.62%. By comparison, the Properties had a forecast expense ratio of 40.64%. Based on these considerations, the Appraiser concluded that an EGIM of 6.8, which was in the middle of the indicated range for the comparable properties, was appropriate for the Properties. Based upon the Properties effective gross income of $767,875 and an EGIM of 6.8, the Appraiser concluded the aggregate market value of the Properties to be $5,221,550, representing $18,231 per site. The aggregate market value of the Properties, with excess vacant land valued at $390,000, was calculated to be $5,610,000.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Properties made the income capitalization approach a reliable gauge of the market value of the Properties, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the aggregate market value of the Properties with excess vacant land, based on a reasonable exposure period of six months, as of September 1, 1999, was $5,450,000.

    Summary of Harmony Ranch Property Appraisal.  In utilizing the income
    -------------------------------------------
capitalization approach in connection with appraising the Harmony Ranch Property, the Appraiser first projected 12 months of income for the Property based upon the then current rent levels. The potential gross income from the rentals was calculated at $578,340 per year. Vacancy and credit loss was estimated at 20% of potential gross income, or $115,668. Additional income, based on historical numbers, was calculated at $50.00 per site, leaving an effective gross income estimate of $472,272 for the Property. Total annual operating expenses for the Property were estimated to be $219,679, leaving NOI of $252,593. In determining a capitalization rate for the Harmony Ranch Property, the Appraiser first looked at capitalization rates for comparable communities, which ranged from 8.51% to 9.79%. After determining that the above market vacancy and expense ratio of the Property and the risk of future flooding would require a higher yield, the Appraiser determined that a capitalization rate of 11% was appropriate. Utilizing the 11% capitalization rate, the Appraiser was able to calculate a market value for the Harmony Ranch Property of $2,300,000. The Appraiser also performed a debt coverage ratio analysis, which yielded a capitalization rate equal to approximately 10.3%, to verify the accuracy of the utilized capitalization rate.

    In utilizing the sales comparison approach in connection with appraising the Harmony Ranch Property, the Appraiser compared the Property against five other manufactured home communities sold in the same general geographic area as the Property within the 9-month period prior to the date of the Appraisal. The sales prices of the five comparable properties ranged from a low of $2,160,000 to a high of $15,400,000. Total sites ranged from 185 to 499 and occupancy ranged from 89.2% to 96.9%. The average price per site ranged from $11,676 to $30,651 and average site rent ranged from $159.39 to $382.80. All of the sales were fee simple transactions with typical acquisition financing. There were no atypical sale conditions known to have occurred and all of the sales represented transactions that took place in the 9-month period prior to the date of the Appraisal and traded under similar market conditions.

    The Appraiser also employed the EGIM in the sales comparison analysis. In applying the EGIM analysis, the Appraiser determined that (i) the EGIM for the comparable sale properties ranged from 4.97 to 7.35, (ii) the EGIM was essentially a function of the average site rent, (iii) average site rent reflects, in most cases, the market perception of a property's position in the marketplace, (iv) typically, site rent increases contribute to increases in NOI,
(v) average site rent is a function of the physical aspects of the property, such as age and condition, location and amenities, and (vi) the EGIM also reflects the market's perception of the potential for future rent increases.

    The Appraiser also determined that (i) the Property is an all age community with a 15.1% physical vacancy, (ii) the Property was observed to be in average condition and with a good location in Hillsborough County, Florida, and (iii) the comparable properties all had a much higher occupancy rate than the Property and, with the exception of one comparable property, had lower expense ratios, ranging from 32.8% to 40.7%. By comparison, the Property had a forecast expense ratio of 46.52%. In addition, the Property experienced flooding in December 1997. Based on these considerations, the Appraiser concluded that an EGIM of 5.0, which was below the indicated range for the comparable properties, was appropriate for the Property. Based upon the Property's effective gross income of $472,272 and an EGIM of 5.0, the Appraiser calculated the market value of the Property to be $2,400,000, representing $12,500 per site.

    In reconciling the income capitalization approach and the sales comparison approach, the Appraiser (i) reviewed each approach to ascertain the reliability of the data, (ii) weighted the approach that best represented the actions of typical users and investors in the marketplace, (iii) determined that in the current instance, the availability of sufficient, reliable and supportable historical data for the Property made the income capitalization approach a reliable gauge of the market value of the Property, (iv) determined that the sales comparison approach was reliable, (v) determined that the two approaches reflected a narrow range of value, (vi) determined that the opinion of value should be based on the income capitalization approach because buyers are most concerned with cash flow to service debt, and (vii) concluded that the market value of the Property, based on a reasonable exposure period of six months, as of August 15, 1999, was $2,300,000.

Discount for Ownership Interests in Properties

    The Appraiser advised the Managing General Partner that in its estimation the application of a discount of approximately 25% would be appropriate in the context of valuing a partial ownership interest in a manufactured home community. In analyzing this issue, the Appraiser (i) surveyed real estate brokers and owners regarding their experience with sales of partial ownership interests in properties, (ii) surveyed real estate lenders regarding their experience with financings of, and underwriting criteria relating to, partial ownership interests in properties, and (iii) reviewed articles and treatises relating to the sale and valuation of partial ownership interests and partnership interests in general. In determining the purchase price to be paid for each of the Ownership Interests, N'Tandem applied a 10% discount to the Appraised Value of each Ownership Interest for the fact that the Partnership only owns a minority interest in the underlying property. Accordingly, based upon the information provided by the Appraiser, the General Partners believe that the discount being applied by N'Tandem in connection with the Sales is substantially less than the discount which would have been applied in the marketplace had the Ownership Interests been sold to a third-party purchaser.

            SUMMARY OF SELECTED TERMS OF THE PARTNERSHIP AGREEMENT

    The rights and obligations of the partners in the Partnership are governed by the Partnership Agreement which is set out in its entirety as an exhibit to the Schedule 13E-3. The following statements and other statements in this solicitation concerning the Partnership Agreement and related matters are merely a selected summary of the terms of the Partnership Agreement and do not purport to be complete and in no way modify or amend the Partnership Agreement.

Net Proceeds from the Sales

    Pursuant to the Partnership Agreement upon the consummation of the Sales and a liquidation of the Partnership, net proceeds from the Sales, after providing for the debts and liabilities of the Partnership, will be distributed in the following order of priority:

          (i) To the Limited Partners, an amount equal to the sum of: (i) Adjusted Invested Capital (as defined below) attributable to each Limited Partner and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units; and

          (ii) To the extent of any balance remaining, 85% of the Limited Partners to be shared on a pro rata basis in accordance with their respective ownership of Units and 15% to the General Partners.

    The above notwithstanding, the General Partners will receive at least 1% of the distributions of net proceeds from the Sales in accordance with the Partnership Agreement.

Allocation of Profit or Loss on the Sales

    Profit or loss in connection with the Sales and a liquidation of the Partnership will be allocated to and among the partners, after providing for the debts and liabilities of the Partnership, as follows:

          (i) The profit on the Sales first shall be allocated to each partner with a negative capital account pro ratably in an amount equal to the amount of the negative capital account of each partner;

          (ii) Profit on the Sales next shall be allocated to the Limited Partners until each Limited Partner's capital account shall equal a positive amount equal to the sum of: (i) the Adjusted Invested Capital attributable to each Limited Partner and (ii) the excess, if any, of an amount equal to a 9% per annum cumulative (but not compounded) return on Adjusted Invested Capital, calculated from each Limited Partner's respective date of admission to the Partnership, over total prior distributions of cash from operations with respect to the Units; and

          (iii) To the extent of any balance remaining, 85% of the profit on the Sales will be allocated to the Limited Partners on a pro rata basis in accordance with their respective ownership of Units and 15% will be allocated to the General Partners.

     Notwithstanding the foregoing, the General Partners shall be allocated at least 1% of the profit or loss on the Sales, and, to the extent possible, in characterizing the allocated profit on the Sales, that portion which constitutes ordinary income by reason of recapture of depreciation or investment tax credit recapture, shall be allocated among the partners such that a partner (or successor) who realized the benefit of the deduction or credit will bear the tax burden of the corresponding recapture.

     "Adjusted Invested Capital" means the original capital contribution paid for each Unit reduced by any return of capital and further reduced by the total cash distributed from net proceeds from refinancing and net proceeds from the sale of properties with respect to each Unit. Thus, distributions of cash from operations do not reduce Adjusted Invested Capital.

Voting Rights of Limited Partners

     The Limited Partners have the right to vote upon the following matters:

          (i)    The dissolution and winding up of the Partnership;

          (ii) The sale, exchange, lease, mortgage, pledge, or other transfer of all or a substantial part of the assets of the Partnership other than in the ordinary course of its business;

          (iii) The incurrence of indebtedness by the Partnership other than in the ordinary course of its business;

          (iv)   A change in the nature of the business of the Partnership;

          (v) Transactions in which the General Partners have an actual or potential conflict of interest with the Limited Partners or the Partnership;

          (vi) The removal of a General Partner, and the election of a General Partner;

          (vii) An election to continue the business of the Partnership other than under the circumstances described in (ix) or (x) below;

          (viii) The admission of a General Partner other than under the circumstances described in (ix) or (x) below;

          (ix) The admission of a General Partner or an election to continue the business of the Partnership after a General Partner ceases to be a General Partner other than by removal where there is no remaining or surviving General Partner; and

          (x) The admission of a General Partner or an election to continue the business of the Partnership after the removal of a General Partner where there is no remaining or surviving General Partner.

     The voting rights described above are effected by the vote or consent of a majority in interest of Limited Partners without the necessity for concurrence by the General Partners.

Limitation of Liability and Indemnification of the General Partners

     The Partnership Agreement provides for a limitation of liability and the indemnification of the General Partners as follows:

          (i) except in the case of negligence or misconduct, the General Partners and agents acting on their behalf shall not be liable, responsible or accountable in damages or otherwise to the Partnership (in a Partnership derivative suit) or to any Limited Partner for the doing of any act or the failure to do any act, the effect of which may cause or result in loss or damage to the Partnership if done in good faith or to promote the best interests of the Partnership;

          (ii) the General Partners and their agents are entitled to be indemnified by the Partnership, from the assets of the Partnership or as an expense of the Partnership but not from the Limited Partners, against any liability or loss, as a result of any claim or legal proceeding (whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion) relating to the performance or non-performance of any act concerning the activities of the Partnership (including all liabilities under federal and state securities acts as permitted by law), except in the case where the General Partners or their agents are guilty of bad faith, negligence, misconduct or reckless disregard of duty, provided such act or omission was done in good faith to promote the best interests of the Partnership; and

          (iii) the indemnification provided for the General Partners includes the payment of reasonable attorneys' fees and other expenses (not limited to taxable costs) incurred in settling or defending any claims, threatened action or finally adjudicated legal proceedings.

                         THE PARTNERSHIP'S PROPERTIES

Nature of Ownership Interests in Properties

     Properties Owned by Limited Partnerships in which the Partnership is a Limited Partner. Each of the Apache East and Denali Park Estates Properties is owned by Windsor Park 345, An Arizona Limited Partnership ("Windsor Park 345"), and each of the Ownership Interests of the Partnership in such properties is in the form of a limited partner interest in Windsor Park 345. Under the agreement of limited partnership of Windsor Park 345, virtually all management, business and other decisions relating to the properties owned by Windsor Park 345 are within the control and discretion of the Managing General Partner and the limited partners in Windsor Park 345 have no control over the management of, and decisions with respect to, the properties owned by Windsor Park 345, including, without limitation, any disposition of any such properties.

     Although the limited partners in Windsor Park 345 (including the Partnership) can legally sell their limited partner interests, the transferee of any such limited partner interest will be entitled to the full benefits relating to the limited partner interest only if the Managing General Partner, as general partner of Windsor Park 345, in its sole discretion, determines to admit such transferee as a limited partner of Windsor Park 345. If the Managing General Partner fails to do so, the transferee generally will be entitled only to the economic benefits relating to the transferred limited partner interest, but would not be entitled to certain other rights (such as voting rights) conferred upon such limited partners under the agreement of limited partnership of Windsor Park 345 and by law.

    The Partnership is a 29% limited partner in Windsor Park 345. In addition to being the sole general partner of Windsor Park 345, the Managing General Partner is also the sole managing general partner of Windsor Park Properties 5, A California Limited Partnership, and Windsor Park Properties 7, A California Limited Partnership, and is the external investment advisor to N'Tandem, which together own all of the remaining limited partner interests in Windsor Park 345. N'Tandem has a 36% limited partner interest in Windsor Park 345.

    Properties Owned Pursuant to Joint Venture Agreements.  The Partnership owns
(i) a 40% undivided interest in the Big Country Estates Property as a tenant in common with N'Tandem, which owns the remaining 60% interest in this Property and
(ii) a 25% undivided interest in the Harmony Ranch Property as a tenant in common with N'Tandem, which owns the remaining 75% interest in this Property. Each of the Partnership's Ownership Interests in the Big Country Estates and Harmony Ranch Properties are subject to joint venture agreements relating to such Properties between the Partnership and N'Tandem. Pursuant to the Purchase and Sale Agreement, the Partnership will assign all of its rights under the respective joint venture agreements to N'Tandem at the closing of the Sales.

    Difficulty of Selling Ownership Interests to Third-Party Buyers. Given the fact that the control and management of the properties underlying the Ownership Interests is vested in the Managing General Partner and the Partnership, as a holder of the Ownership Interests, has no control over the disposition of the underlying properties, the General Partners believe that (i) finding third-party purchasers willing to pay full value for the Ownership Interests based on the Appraised Values of the underlying properties would be extremely difficult, (ii) efforts to sell such Ownership Interests to third-party purchasers would be likely to result in the application of a 25% discount to the purchase prices to be paid for such Ownership Interests, which is greater than the 10% discount being applied to the purchase prices offered by N'Tandem for the Ownership Interests and (iii) the sale of such Ownership Interests would likely result in substantially higher selling expenses and, ultimately, lower liquidating distributions to the Limited Partners. See "SPECIAL FACTORS--Discounts for Ownership Interests in Properties."

Description of the Properties, Appraised Values and Ownership Interests

    Ponderosa. Ponderosa is a 148-site manufactured home community located at 3559 Cossell Road in Indianapolis, Indiana. Amenities include an office, a maintenance building and a basketball court. The Appraisal for this Property was prepared as of August 5, 1999. The "as-is" Appraised Value of the Property is $2,200,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

    The Pines. The Pines is a 155-site manufactured home community located at 9919 Highway 78 in Charleston, South Carolina. Amenities include an office, a playground and 21 storage sheds. The Appraisal for this Property was prepared as of June 1, 1999. The "as-is" Appraised Value of the Property is $700,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

    Shady Hills. Shady Hills is a 225-site manufactured home community located at 1508 Dickerson Pike in Ladson, Tennessee. Amenities include an office, a storage building, a maintenance building and a commercial building. The Appraisal for this Property was prepared as of October 28, 1999. The "as-is" Appraised Value of the Property is $2,400,000. The Partnership has a 100% ownership interest in this Property. There is no mortgage on this Property.

    Trailmont. Trailmont is a 131-site manufactured home community located at 1341 Dickerson Pike in Nashville, Tennessee. Amenities include an office, a maintenance building and two playgrounds. The Appraisal for this Property was prepared as of October 28, 1999. The "as-is" Appraised Value of the Property is $2,300,000. The Partnership has a 100% ownership interest in this Property. There is an outstanding mortgage on this Property securing $1,170,400 which is expected to continue following the Sales.

    Big Country Estates. Big Country Estates is a 255-site manufactured home community located at 3400 South Greeley Highway in Cheyenne, Wyoming. Amenities include a clubhouse, an office and playground/recreation area. The Appraisal for this Property was prepared as of September 1, 1999. The "as-is" Appraised Value of the Property is $2,810,000. The Partnership has a 40% Ownership Interest in this Property. There is no mortgage on this Property.

    Apache East. Apache East is a 123-site adult manufactured home community located at 3800 South Tomahawk Road in Apache Junction, Arizona. Amenities include two clubhouses, a laundry, two pools with spas and eight shuffleboard courts. This Property is adjacent to Denali Park Estates. Accordingly, the two Properties were appraised together and the aggregate Appraised Value was included in a single Appraisal. The Appraisal for this Property was prepared as of September 1, 1999. The combined "as-is" appraised value of the Apache East and Denali Park Estates Properties is $5,450,000. The Partnership has a 29% Ownership Interest in this Property. There is a single mortgage covering both Properties relating to outstanding indebtedness in the amount of $2,991,400.
For purposes of calculating the value of the Partnership's Ownership Interests in these two properties, the Managing General Partner has assumed that 36.5% of such indebtedness, or $1,091,900, is allocable to the Apache East Property and that 63.5% of such indebtedness, or $1,899,500, is allocable to the Denali Park Estates Property. This mortgage and the related indebtedness are expected to continue following the Sales.

    Denali Park Estates. Denali Park Estates is a 162-site adult manufactured home community located at 3405 South Tomahawk Road in Apache Junction, Arizona. Amenities include two club houses, a laundry, two pools with spas and eight shuffleboard courts. In addition, excess land at Denali Park Estates is currently being used as a desert golf course. This Property is adjacent to the Apache East Property. Accordingly, the two Properties were appraised together and the aggregate Appraised Value was included in a single Appraisal. The Appraisal for this Property was prepared as of September 1, 1999. The combined "as-is" appraised value of the Denali Park Estates and Apache East Properties is $5,450,000. The Partnership has a 29% Ownership Interest in this Property.
There is a single mortgage covering both Properties relating to outstanding indebtedness in the amount of $2,991,400. For purposes of calculating the value of the Partnership's Ownership Interests in these two properties, the Managing General Partner has assumed that 63.5% of such indebtedness, or $1,899,500, is allocable to the Denali Park Estates and, that 36.5% of such indebtedness, or $1,091,900, is allocable to the Apache East Property. This mortgage and the related indebtedness are expected to continue following the Sales.

    Harmony Ranch. Harmony Ranch is a 192-space manufactured home community located at 10321 Main Street in Thonotosassa, Florida. Amenities include an office, a clubhouse, a laundry and a playground/recreation area. The Appraisal for this Property was prepared as of August 15, 1999. The "as-is" Appraisal Value of the Property is $2,300,000. The Partnership has a 25% Ownership Interest in this Property. There is an outstanding mortgage on this Property securing $1,200,000 of indebtedness which is expected to continue following the Sales.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The following is a brief summary of United States federal income tax consequences to Limited Partners arising from the Sales and liquidation of the Partnership. This summary is based upon the Code, as currently in effect, applicable Treasury Regulations adopted thereunder, reported judicial decisions and Internal Revenue Service ("IRS") rulings all as of the date hereof, all of which are subject to prospective or retroactive change in a manner which could adversely affect Limited Partners.

    This summary is based on the assumption that Units in the Partnership are held as capital assets and have been held since the Partnership's inception, and does not purport to address Limited Partners in special tax situations such as insurance companies, financial institutions, tax-exempt entities, nonresident aliens, foreign corporations and Limited Partners who acquired their Units after the original offering. Moreover, this summary does not address the possible consequences to Limited Partners under any state, local or foreign tax laws of the states and localities where they reside or otherwise do business or where the Partnership operates. AS SUCH, EACH LIMITED PARTNER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE CONSEQUENCES TO HIM OR HER OF THE SALE OF THE PROPERTIES AND OWNERSHIP INTERESTS AND LIQUIDATION OF THE PARTNERSHIP.

Overview

    The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the amount realized by the Partnership (i.e., the amount of cash received plus the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $1,770,800. This gain will be allocated among the partners of the Partnership in accordance with the terms of the Partnership Agreement. These provisions will result in the allocation of approximately $1,753,100 of taxable gain on the Sales to Limited Partners (or an average of $9.28 per Unit). Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of Partnership Liabilities under Section 752 of the
Code) and the adjusted tax basis of such Limited Partner's Units. It is expected that a Limited Partner will recognize an average of approximately $11.73 of loss per Unit on liquidation. The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in certain prior years that were allocated to Limited Partners. Limited Partners should be aware that all of the per-Unit amounts stated above may vary for each Limited Partner depending on the historical losses allocated and cash distributions to such Limited Partner.

Taxation on the Sales

    Tax Consequences of the Sales. The Sales should result in the recognition of gain by the Partnership and, therefore, should result in recognition of gain by Limited Partners. The amount of gain recognized by the Partnership with respect to each of the Properties will equal the difference between (i) the Partnership's amount realized (i.e., the amount of cash received increased by the amount of liabilities of the Partnership assumed or taken subject to by N'Tandem) and (ii) the Partnership's adjusted tax basis in each of the Properties. The aggregate gain expected to be recognized by the Partnership on the Sales is approximately $1,770,800.

    Allocation of Gain. The $1,770,800 gain expected to be recognized by the Partnership in the year of Sales will be allocated among the partners in accordance with the terms of the Partnership Agreement. These provisions will result in an allocation of approximately $1,753,100 of taxable gain on the Sales to Limited Partners (or an average of $9.28 per Unit). The gain per Unit resulting from the Sales is primarily caused by the fact that the Partnership generated tax losses in prior years that were allocated to Limited Partners.
See "-- Income Tax Rates/Taxation of Gains and Losses," below.

    Characterization of Gain or Loss. In general, gains (other than the amount of gain attributable to certain depreciation recapture, which would be classified as ordinary income, and gain attributable to Ownership Interests that are partnership interests) recognized with respect to the Sales should be treated as recognized from the sale of a "Section 1231" asset (i.e., real property and depreciable assets used in a trade or business and held for more than one year). A portion of such gain should be attributable to the recapture of depreciation with respect to real property and taxed at the 25% rate discussed below. A Limited Partner's share of gains from the sale of Section 1231 assets of a Partnership will be combined with any other Section 1231 gains and losses recognized by such Limited Partner in that year. If the result is a net loss, such loss is characterized as an ordinary loss. If the result is a net gain, such gain is characterized as a capital gain; provided, however, that such gain will be treated as ordinary income to the extent the Limited Partner has "non-recaptured" Section 1231 losses. For these purposes, "non-recaptured"
Section 1231 losses means a Limited Partner's aggregate Section 1231 losses for the five most recent prior years that have not previously been recaptured.

    In general, gain or loss recognized with respect to the Sale of Ownership Interests that are partnership interests will be gain or loss from the sale or exchange of a capital asset. However, any amount received in exchange for a partnership interest attributable to a partnership's "unrealized receivables" (including certain depreciation recapture) or "inventory items" will be considered to be gain or loss from the sale or exchange of property other than a capital asset.

    For purposes of the passive activity loss limitations of Section 469 of the Code, gains recognized from the Sales generally will be treated as passive activity income.

Liquidation of the Partnership

    Tax Consequences of Liquidation. Upon liquidation of the Partnership, a Limited Partner will recognize gain or loss equal to the difference between the cash received by such Limited Partner (including the Limited Partner's share of partnership liabilities under Section 752 of the Code) and the adjusted tax basis of the Limited Partner's Units, adjusted by such Limited Partner's allocable share of income, gain or loss arising from normal Partnership operations for the year of liquidation and the sale of the Properties in the year of liquidation. See "-- Taxation on Sales -- Allocation of Gain" above.
It is expected that a Limited Partner will recognize an average of approximately $11.73 of loss per Unit on liquidation of the Partnership.

    Characterization of Gain or Loss. Any gain or loss recognized by a Limited Partner on liquidation of the Partnership should be treated as gain or loss from the sale of a capital asset if the Units are held as a capital asset by the Limited Partner. Such gain or loss generally will be treated as passive gain or loss pursuant to Section 469 of the Code.

    The combined effect of the Sales and the liquidation of the Partnership should result in a net taxable loss to Limited Partners of approximately $2.45 per Unit. However, the treatment of the gains and losses recognized by the Limited Partners (as capital or ordinary gain or loss and the ability to offset the two) may differ depending on whether Limited Partners have any non-recaptured Section 1231 losses or other items recaptured at ordinary income rates as discussed above. See "-- Income Tax Rates/Taxation of Capital Gains and Losses" below regarding limitations with respect to the deductibility of capital losses against ordinary income.

Income Tax Rates/Taxation of Gains and Losses

    The Taxpayer Relief Act of 1997 and the IRS Restructuring and Reform Act of 1998 contain significant changes to the taxation of capital gains of individuals, trusts and estates. The maximum rate of tax on net capital gains of individuals, trusts and estates from the sale or exchange of capital assets held for more than one year has been reduced to 20%, and the maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year (other than certain depreciation recapture taxable as ordinary income) is 25% to the extent of the deductions for depreciation with respect to such property. The current maximum tax rate on ordinary income of individuals is 39.6%. This disparity in tax rates could be beneficial to individual Limited Partners with suspended losses attributable to the Partnership. Since a Limited Partner will be considered to have disposed of his or her entire interest in the Partnership, such Limited Partner will be entitled to deduct all suspended passive losses from the Partnership against any ordinary income earned by such Limited Partner in the year of liquidation of the Partnership or use such suspended losses to offset any gain allocable to such Limited Partner on the Sales. Capital gains of individuals and corporate taxpayers can be offset by capital losses. However, capital losses can be deducted, in any year, only to the extent of a Limited Partner's capital gains plus, in the case of an individual, taxable income of up to $3,000.

            CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS

    The consents to the Proposals being solicited hereby (the "Consents") will authorize the General Partners: (i) to complete the Sales at any time on or prior to _________, 2000 and to proceed with the Plan of Liquidation; and (ii) to take all actions necessary or appropriate, as determined by the General Partners, to complete the Sales and to proceed with the Plan of Liquidation, including, without limitation, the adoption of any amendments to the Partnership Agreement that may be required to effectuate the Sales and Plan of Liquidation; provided, however, that following approval of the Proposals by the Limited Partners, no change or modification will be made to the Purchase and Sale Agreement.

    Consents are being solicited from the Limited Partners as required by the Partnership Agreement which provides that transactions such as the Sales and Plan of Liquidation must be approved by Limited Partners owning a majority of the issued and outstanding Units.

    The Consents being sought are for approval of the Proposals, including the Sales and the Plan of Liquidation, and not for the approval of any individual or particular Sale. If sufficient Consents approving the Proposals are received, the Partnership intends to consummate the Sales and proceed with the Plan of Liquidation. If sufficient Consents are not received, the Partnership intends to explore such alternatives as may be available to it.

    Set forth below are the procedures to be followed by Limited Partners in order to consent to, or deny consent to, or abstain from consenting to the Proposals. A form of Consent was mailed to Limited Partners along with this Consent Solicitation Statement. These procedures must be strictly followed in order for the instructions of a Limited Partners as marked on such Consent to be effective:

          (i) A Limited Partner may make his or her election on the Consent only during the solicitation period commencing upon the date of delivery of this Consent Solicitation Statement and continuing until the earlier of (i) _______, 2000 or such later date as may be determined by the General Partners and (ii) the date upon which the General Partners determine that holders of not less than a majority of all issued and outstanding Units have consented to the Proposals (the "Solicitation Period").

          (ii) Each Limited Partner must consent to, deny consent to, or abstain from consenting to the Proposals with respect to all Units held by such Limited Partner. The effect of abstaining or failing to sign and return the Consent will be the same as denying consent.

          (iii) All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the Consent will be determined by the General Partners, whose determination will be final and binding. The General Partners reserve the absolute right to reject any or all Consents that are not in proper form or the acceptance of which, in the opinion of the General Partners, would be unlawful. The General Partners also reserve the right to waive any irregularities or conditions of the Consent as to particular Units. Unless waived, any irregularities in connection with the Consents must be cured within such time as the General Partners shall determine.

          (iv) A Consent delivered by a Limited Partner may be changed or revoked prior to the expiration of the Solicitation Period by delivering to the Partnership a notice of revocation or a substitute Consent, properly completed and executed, together with a letter indicating that the Limited Partner's prior Consent has been revoked.

          (v) Limited Partners are encouraged to return a properly completed and executed Consent in the enclosed envelope prior to the expiration of the Solicitation Period.

          (vi) A Limited Partner submitting a signed but unmarked Consent will be deemed to have consented to the Proposals.

     Each Limited Partner is requested to complete, date and sign the accompanying form of Consent and return such Consent to Arlen Capital, LLC, 1650 Hotel Circle North, Suite 200, San Diego, California 92108, which has been appointed to serve as the solicitation agent for the proposed transactions (the "Solicitation Agent"). If the Solicitation Period is extended, the General Partners will give written notice of such extension to all Limited Partners.
For more information concerning this Consent Solicitation, Limited Partners may call the Solicitation Agent at __________. The costs of this Consent Solicitation, including fees payable to the Solicitation Agent, will be borne by the Partnership.

Solicitation of Consents

     In addition to soliciting consents by mail, consents may be solicited by directors, officers and employees of the General Partners and their affiliates, who will not receive additional compensation for such services, by personal interview, telephone, telegram, courier service or other similar means of communication. Arlen Capital, LLC has been engaged as Solicitation Agent to solicit Consents to the Proposals from Limited Partners, administer the delivery of information to Limited Partners and receive and tally votes.

     Under the solicitation agreement between the Partnership and the Solicitation Agent (the "Solicitation Agreement"), the Partnership has agreed to pay the Solicitation Agent a base fee of $8,100 plus an additional per Unit fee for re-mails and incoming and outgoing phone calls, plus expenses. The General Partners expect that the total amount payable under the Solicitation Agreement will not exceed $25,000.

Record Date; Required Vote

     The close of business on _________, 1999 has been fixed as the Record Date for determining Limited Partners entitled to Consent to the Proposals. As of the Record Date, there were ________ Units outstanding held of record by a total of ________ Limited Partners. Each of the Proposals require approval of unaffiliated Limited Partners holding at least a majority of the outstanding Units. Each Unit entitles the holder thereof to cast one vote with respect to the approval of each of the Proposals.

    As of the Record Date, the General Partners and/or their affiliates held and are entitled to exercise voting rights with respect to an aggregate of ______ Units, representing approximately _____% of the outstanding Units of the Partnership. The General Partners and their affiliates have agreed to abstain from voting on the Proposals with respect to all Units for which they hold voting rights. Approval of the Proposals by unaffiliated Limited Partners holding _______ Units, representing a majority of all outstanding Units, is required to proceed with the Sales and the Plan of Liquidation. Neither N'Tandem nor any affiliate of N'Tandem (other than the Managing General Partner) owns, or has voting rights, with respect to any Units.

No Appraisal or Dissenters' Rights

    If Limited Partners owning the requisite number of Units in the Partnership consent to the Proposals, all Limited Partners of the Partnership will be bound by such consent, including Limited Partners who have not returned their Consents or who have abstained from or denied consent. None of the Partnership Agreement, California law or the proposed terms and conditions of the Sales or the Plan of Liquidation provide objecting Limited Partners with the right to exercise any dissenters', appraisal or similar rights. Under California law, the general partner of a California limited partnership owes fiduciary duties to its limited partners. To the extent that a general partner has engaged in a transaction in breach of its fiduciary duties to limited partners, a damages remedy may be available to such limited partners.

Consequences If Consents Are Not Obtained

    If sufficient Consents to proceed with the Sales and the Plan of Liquidation are not obtained, the General Partners intend to proceed to explore such alternatives as may be available to the Partnership.

                             FINANCIAL STATEMENTS

    The financial information contained in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998 and the Partnership's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 identified in "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below is incorporated herein by reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents (or portions thereof) filed with the Commission by the Partnership (File No. 0-15699) pursuant to the Exchange Act are incorporated herein by reference:

          (i) Item 6, "Management's Discussion and Analysis," contained in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the Commission on March 31, 1999;

          (ii) Item 7, "Financial Statements" contained in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 1998, as filed with the Commission on March 31, 1999;

          (iii) Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the Partnership's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999; and

          (iv) Item 1, "Financial Statements" contained in the Partnership's Form 10-QSB Quarterly Report for the quarter ended September 30, 1999.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statements modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

     Copies of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be furnished without charge to each person, including any beneficial owner, to whom a copy of this Consent Solicitation Statement is delivered upon written or oral request. Requests should be made to: Windsor Park Properties 3 -- Investor Relations, 6160 South Syracuse Way, Greenwood Village, Colorado 80111.

                                  APPENDIX A


                               Fairness Opinion

LEGG MASON

Corporate Finance

Legg Mason Wood Walker, Incoporated
100 Light Street, 34/th/ Floor, Baltimore, MD 21202
410-539-0000      Fax:  410-454-4508


Member New York Stock Exchange, Inc./Member SIPC



                                             November 15, 1999


The General Partners of
Windsor Park Properties 3, A California Limited Partnership
c/o The Windsor Corporation
6160 South Syracuse Way
Greenwood Village, Colorado 80111

General Partners:

          We have been advised by the managing general partner (the "Managing General Partner") of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), that the Partnership intends to sell its four wholly-owned properties and its partial ownership interests in four other properties (collectively, the "Properties") to N'Tandem Trust, a California business trust ("N'Tandem"), for a net aggregate amount of $7,813,600 on terms and conditions more fully described in the consent solicitation statement (the "Consent Solicitation Statement") relating to the purchase and sale of the Properties (the transaction is referred to herein as the "Sale").

          You have requested our opinion, as investment bankers, as to the fairness to the limited partners (the "Limited Partners") of the Partnership, from a financial point of view, of the aggregate purchase price to be paid by N'Tandem in the Sale.

          In connection with our opinion, we have, among other things, reviewed:

          (i) the management agreement between the Partnership and the Managing General Partner and other agreements pertaining to the operation and management of the Properties;

          (ii)  the partnership agreement of the Partnership;

          (iii) the financial statements and the related filings of the Partnership on Form 10-K for the year ended December 31, 1998 and Form 10-Q for the six months ended June 30, 1999;

          (iv)  certain market and economic data applicable to the Sale;

          (v) an analysis of comparable publicly traded real estate investment trusts;

         (vi)   the draft Consent Solicitation Statement;

         (vii) certain financial and other information relating to the Partnership and the Properties that was furnished to Legg Mason by the Managing General Partner, including certain internal financial analyses, financial and operating forecasts and reports and other information prepared by the Managing General Partner or its representatives;

         (viii) the appraisals of the Properties prepared by Whitcomb Real Estate, Inc; and

         (ix) conducted such other financial studies, analyses and investigations and considered such other information as we deemed appropriate.

          In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason on behalf of the Partnership and we have further relied upon the assurances of the Managing General Partner that it is unaware of any facts that would make the information provided to us incomplete or misleading.

          Legg Mason has also relied upon the Managing General Partner as to the reasonableness and achievability of the financial forecasts and projections (and the assumptions and bases therein) provided to us for the Partnership, and we have assumed such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of the Partnership. Neither the Managing General Partner nor the Partnership publicly discloses internal management forecasts and projections of the type provided to Legg Mason. Such forecasts and projections were not prepared with the expectation of public disclosure.
The forecasts and projections were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, facts related to general economic conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof.

          Legg Mason has not been requested to make, and has not made, an independent evaluation or appraisal of the assets, properties, facilities, or liabilities (contingent or otherwise) of the Partnership and, with the exception of the appraisal of the underlying properties of the Partnership referred to above, we have not been furnished with any such appraisals or evaluations. Estimates of value of the Partnership and its assets do not purport to be appraisals or necessarily reflect the prices at which the Partnership and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. We note that the Managing General Partner and N'Tandem are under common control of the parent of the Managing General Partner, and we have assumed that this potential conflict of interest had no effect on the Sale. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets. We have also assumed that the Sale will be consummated on the terms and conditions described in the Consent Solicitation Statement, without any waiver of material terms or conditions by the Partnership.

          It is understood that this letter is directed to the General Partners. The opinion expressed herein is provided for the use of the General Partners in their evaluation of the Sale and our opinion does not constitute a recommendation to the General Partners or to any Limited Partner as to how such partners should vote or otherwise respond on the Sale. In addition, this letter does not constitute a recommendation of the Sale over any other alternative transaction which may be available to the Partnership and does not address the underlying business decision of the Managing General Partner to proceed with or effect the Sale. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason; provided that this opinion may be included in its entirety in any filing made by the Partnership or N'Tandem with the Securities and Exchange Commission with respect to the Sale.

          Legg Mason will receive a fee for providing this opinion to the General Partners.

          Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the aggregate amount of consideration to be paid by N'Tandem in the Sale is fair to the Limited Partners from a financial point of view.



                                     Very truly yours,


                                     /s/ Legg Mason Wood Walker, Incorporated

                                     Legg Mason Wood Walker, Incorporated

                                  APPENDIX B


                      Information Concerning Officers and

                  Directors of the Managing General Partner,

                             N'Tandem and Chateau

A.   The Managing General Partner

     The Windsor Corporation is the Managing General Partner of the Partnership. The Directors and executive officers of The Windsor Corporation are as follows:

     Gary P. McDaniel, 53, became a Director of The Windsor Corporation in September 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

     C. G. Kellogg, 55, became a Director of The Windsor Corporation in September 1997. Mr. Kellogg's biographical information is set forth below under "C. Chateau Communities, Inc."

     Steven G. Waite, 44, has been President of The Windsor Corporation since September 1997. From 1990 through the date he accepted his position at The Windsor Corporation, Mr. Waite was Vice President/General Manager of Communities at Clayton Homes, Inc., a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE:
CMH). Mr. Waite holds a B.S. from the University of Colorado and an M.B.A. from the University of Alabama.

     Each of Messrs. McDaniel, Kellogg and Waite is a United States citizen.

B.   N'Tandem Trust

     As an unincorporated business trust, N'Tandem Trust is managed by its Trustees. The Trustees of N'Tandem are as follows:

     Gary P. McDaniel, 53, became a Trustee of N'Tandem in September of 1997. Mr. McDaniel's biographical information is set forth below under "C. Chateau Communities, Inc."

     Richard B. Ray, 58, became a Trustee of N'Tandem in September of 1997. Since 1995 he has been Co-Chairman of the Board and Chief Financial Officer of 21st Century Mortgage Corporation, (a lender to the manufactured home industry) and a director of the following companies: BankFirst, Radio Systems Corporation and Knox Housing Partnership (a not for profit developer of low income housing in Knox County, Tennessee). Previously, he was Executive Vice President, Chief Financial Officer, and Director of Clayton Homes Inc. (a vertically integrated manufactured housing company) from 1982-1994 and a Director of Palm Harbor Homes, Inc. (a national producer of manufactured homes) from 1994-1995.

     Kenneth G. Pinder, 62, became a Trustee of N'Tandem in September of 1997. Mr. Pinder entered the manufactured housing business in 1970 managing a manufactured housing site rental community and formed American Living Homes Inc., a manufactured housing dealership, in 1974; he continues to be the owner and president of that corporation. He is also sole owner of Able Mobile Housing Inc., a temporary housing company for fire loss victims and has developed manufactured home sites and purchased and sold numerous communities over the past twenty years. Mr. Pinder has been a member of the Michigan Manufactured Housing Association for over 35 years. In 1992 he was elected to the Michigan Manufactured Housing Board of Directors, and serves on its Executive Committee.

     Each of Messrs. McDaniel, Ray and Pinder is a United States citizen.

C.   Chateau Communities, Inc.

     Chateau Communities, Inc. owns all of the capital stock of The Windsor Corporation, the Managing General Partner of the Partnership and the advisor to N'Tandem Trust. Chateau also owns a 9.8% equity ownership interest in N'Tandem. The Directors and executive officers of Chateau are as follows:

     Gary P. McDaniel, 53, has been Chief Executive Officer and a Director of Chateau since February 1997. He served as the Chairman of the Board, President and Chief Executive Officer of ROC Communities, Inc. ("ROC"), a publicly held real estate investment trust specializing in owning and operating manufactured home communities since 1993 and had been a principal of ROC's predecessors since 1979. He has been active in the manufactured home industry since 1972. He is a Trustee of N'Tandem Trust and a Director of The Windsor Corporation. Mr. McDaniel has been active in several state and national manufactured home associations, including associations in Florida and Colorado. In 1996, he was named "Industry Person of the Year" by the National Manufactured Housing Industry Association. Mr. McDaniel is on the Board of Directors of the Manufactured Housing Institute. He is a graduate of the University of Wyoming and served as a Captain in the United States Air Force.

     Gebran S. Anton, Jr., 65, first became a Director of Chateau in 1993. He is the owner of Gebran Anton Development Co. and Anton, Zorn & Associates, Inc., a commercial and industrial real estate broker and former owner of Anton's, a men's retail chain. He is an incorporator and Director of Community Central Bank, and a former Chairman of the Board for First National Bank, St. Joseph Hospital, and Downtown Development Committee.

     James M. Lane, 68, first became a Director of Chateau in 1993. He retired as the Senior Vice President and Chief Investment Officer of the Investment Management Division, NBD Bank, Detroit, where he served for approximately thirteen years. Mr. Lane was associated with the Chase Manhattan Corporation from 1953 to 1978, attaining the position of Executive Vice President while also serving as President and Chief Executive Officer of Chase Investors Management Corporation. He has a B.A. degree in economics from Wheaton College and an MBA in finance from the University of Chicago.

     Rhonda G. Hogan, 45, has served as Director of Chateau since March 1997. Ms. Hogan is presently a partner of Tishman Speyer Properties. She recently served on the Board of Directors and as President of The Water Club Condominium Association, Inc. and is on the Silver Council of the Urban Land Institute. In addition, she served on the Board of Directors of Barnett Bank of South Florida, N.A. from 1986 to 1996. Ms. Hogan has also served or currently serves on several other Boards of Directors and as a member of several councils or institutes, including appointments to State Boards by the Governor and Cabinet of the State of Florida. Ms. Hogan received her B.B.A. from the University of Iowa.

     C.G. ("Jeff") Kellogg, 54, has been President and a Director of Chateau since its inception, and was Chief Executive Officer of Chateau from its inception to February 1997. For the five years preceding the formation of Chateau, Mr. Kellogg was President and Chief Operating Officer of Chateau Estates. Mr. Kellogg is a Director of The Windsor Corporation. He is extremely active in local and national industry associations, often in leadership positions. Mr. Kellogg is a past President of the Michigan Manufactured Housing Association and served on the Manufactured Housing Institute's Community Operations Committee. He is a graduate of Michigan Technological University with a B.S. in Civil Engineering. Mr. Kellogg is the husband of Tamara D. Fischer, who is Chateau's Executive Vice President and Chief Financial Officer.

     Edward R. Allen, 57, has served as a director of Chateau since 1993. He was, for the five years preceding the formation of Chateau, Chairman and Chief Executive Officer of InterCoastal Communities, Inc., a Florida corporation which was engaged in operating seven manufactured home communities in Florida. Prior to joining InterCoastal, Mr. Allen developed a chain of steak houses which he and his partner sold in 1977 to Green Giant Corporation. He remained as President for two years, and expanded the chain nearly doubling the number of restaurants. Mr. Allen is a graduate of Cornell University.

     James M. Hankins, 63, served as a director of ROC from August 1993 until ROC's merger with Chateau on February 11, 1997 (the "Merger"). Since the Merger, he has served as a director of Chateau. He is managing general partner of a partnership which owns and operates destination RV resorts in Arizona. Prior to organizing the partnership in 1985, Mr. Hankins was a founder of Mobile Home Communities, Inc. in 1969, and served as President and Chief Executive Officer from 1973 to 1984. He holds a B.S. from the University of South Carolina and an MBA from Harvard University, and has served as a Captain in the United States Air Force.

     Donald E. Miller, 67, served as a director of ROC from August 1993 to February 1997, and has served as a director of Chateau since February 1997. In May 1994, Mr. Miller was appointed Vice Chairman of the Board of Directors of The Gates Corporation. Form 1987 to May 1994, he was President, Chief Operating Officer and director of The Gates Corporation and The Gates Rubber Company, which engage in the production and manufacture of rubber products, primarily for automotive needs. Mr. Miller is a graduate of the Colorado School of Mines.

     John A. Boll, 68, has been Chairman of the Board of Directors of Chateau since its inception in 1993. Prior to the formation of Chateau, Mr. Boll was the co-founder, partner and Chief Executive Officer of Chateau Estates, which was formed in 1966. He was inducted in the MH/RV Hall of Fame in 1992 for his outstanding contributions to the manufactured housing industry. Mr. Boll was appointed by the Governor of the State of Michigan to become the first Chairman of the Michigan Mobile Home Commission, which is the principal Michigan authority regulating manufactured housing, a position he held for six years.

     James L. Clayton, 64, served as a director of ROC from August 1993 until February 1997 and as a director of Chateau since February 1997. He is the founder, and since 1966 has been the Chairman of the Board and Chief Executive Officer of Clayton Homes, Inc. ("Clayton Homes"), a company which owns and operates manufactured home factories, sales centers, financing and insurance units and communities (NYSE: CMH). Mr. Clayton is a director of Dollar General Stores and Chairman of the Board of BankFirst. In 1992, Mr. Clayton was inducted into the MH/RV Hall of Fame. Mr. Clayton received an undergraduate degree in electrical engineering and a law degree from the University of Tennessee.

     Steven G. Davis, 48, has served as a director of Chateau since February 1997. He is currently the owner of East Silent Advisors, a real estate consulting firm. He served as Chief Financial Officer, Executive Vice President and a director of ROC from 1993 to 1997. From 1990 to 1993, Mr. Davis served as an officer and director of The Windsor Group, an owner/operator of 42 manufactured home communities, and, from 1991 through March 1993, as that company's President. Mr. Davis served as a director of ASR Investments, a REIT owning apartments in the Southwest, and is currently on the advisory boards of Arlen Capital Advisors and Leroc Partners, Inc. Mr. Davis is a Certified Public Accountant and is a graduate of the University of San Diego.

     Tamara D. Fischer, 42, is Executive Vice President, Chief Financial Officer of Chateau, having served in these roles since Chateau's formation. Prior to joining Chateau, Ms. Fischer was employed by

Coopers & Lybrand for 11 years. Ms. Fischer is a CPA and a graduate of Case Western Reserve University. Ms. Fischer is the wife of Mr. Kellogg who is the President and a Director of Chateau.

     Rees F. Davis, Jr., 39, is Executive Vice President-Acquisitions of Chateau, having served in such capacity since February 1997. He served as Executive Vice President of Acquisitions and Sales for ROC from 1993 to February 1997. Prior to that, Mr. Davis previously served as Vice President of Acquisitions and Sales and a director for ROC's predecessors since 1986. Mr. Davis is a two-term past officer of the Colorado Manufactured Housing Association. He is also an active member of The Manufactured Housing Institute. Mr. Davis is a graduate of Colorado State University.

     Each of the executive officers and Directors of Chateau is a United States citizen.

CONSENT FORM                                                       CONSENT FORM


          WINDSOR PARK PROPERTIES 3, A CALIFORNIA LIMITED PARTNERSHIP

THIS CONSENT is solicited by the General Partners of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), in connection with an action by written consent to be taken on or about _____________, 2000 to approve
(i) the proposed Sales of the Partnership's Properties to N'Tandem Trust, a California business trust ("N'Tandem"), and (ii) the proposed Plan of Liquidation that has been adopted by the General Partners, pursuant to which the Partnership will, following the consummation of the Sales, make liquidating distributions to the partners in accordance with the terms of the Agreement of Limited Partnership, all as more fully described in the Consent Solicitation Statement, dated _____________, 1999, accompanying this Consent Form. Capitalized terms used but not defined herein have the meanings described in the Consent Solicitation Statement. For additional information regarding this consent see the Consent Solicitation Statement under the heading "CONSENT PROCEDURES; TRANSACTIONS AUTHORIZED BY CONSENTS."

YOUR VOTE WILL BE RECORDED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW. IF NO INSTRUCTIONS ARE INDICATED ON THIS CONSENT FORM, BY YOUR SIGNATURE BELOW YOU WILL BE DEEMED TO HAVE CONSENTED TO THE SALES AND PLAN OF LIQUIDATION AS SET FORTH HEREIN AND IN THE CONSENT SOLICITATION STATEMENT WITH RESPECT TO ALL UNITS IN THE PARTNERSHIP HELD BY YOU. ABSTAINING OR FAILING TO SIGN AND RETURN THE CONSENT FORM WILL HAVE THE EFFECT OF VOTING AGAINST THE SALES AND PLAN OF LIQUIDATION, SO THE GENERAL PARTNERS URGE YOU TO COMPLETE AND RETURN THIS FORM AS DESCRIBED BELOW.

THE GENERAL PARTNERS RECOMMEND VOTING FOR THE SALES AND PLAN OF LIQUIDATION.
                                      ---

Proposal 1 -- Proposal 1 is for the General Partners to proceed with the Sales to N'Tandem in accordance with the Purchase and Sale Agreement.

      [_] CONSENT                  [_] WITHHOLD CONSENT            [_] ABSTAIN

Proposal 2 -- Proposal 2 is for the General Partners to proceed with the Plan of Liquidation following the consummation of the Sales.

      [_] CONSENT                  [_] WITHHOLD CONSENT            [_] ABSTAIN


Each of Proposal 1 and Proposal 2 is conditioned upon approval of the other Proposal by the Limited Partners. Accordingly, any Limited Partner desiring to have the General Partners proceed with the Sales and the Plan of Liquidation needs to consent to both Proposal 1 and Proposal 2.
                    ----

PLEASE CHECK THE APPROPRIATE BOX ABOVE WITH RESPECT TO EACH PROPOSAL.

The undersigned acknowledges receipt of the Consent Solicitation Statement pertaining to the Sales and Plan of Liquidation and affirms that he/she has read
such Consent Solicitation Statement in its entirety.   Please sign this Consent
Form in the space provided below. Execution by Limited Partners who are not individuals must be made by an authorized signatory.

                         Dated: ______________________, 2000

                         _____________________________________________
                         Name of Limited Partner

                         _____________________________________________
                         Signature
                         Title:

                         _____________________________________________
                         Signature if held jointly

                         Please sign exactly as your name appears. When Units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name, by President or other authorized officer. If a partnership, please sign a partnership name by authorized person.

TO BE VALID THIS CONSENT FORM MUST BE RECEIVED BY _____________, 2000. Please complete, sign, date and return this Consent Form using the enclosed postage-prepaid envelope or deliver to: Arlen Capital, LLC, 1650 Hotel Circle North, Suite 200, San Diego, California 92108, Attention: ___________. Facsimile copies of this Consent Form, properly completed and duly executed, will be accepted by Arlen Capital, LLC at ________. If you have any questions, please call Arlen Capital, LLC at ___________.

                                ROGERS & WELLS LLP
                                200 Park Avenue  New York, NY 10166-0153
                                TELEPHONE  212 878-8000  FACSIMILE  212 878-8375

November 19, 1999

VIA EDGAR

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Consent Solicitation Statement on Schedule 14A

Dear Ladies and Gentlemen:

On behalf of Windsor Park Properties 3, A California Limited Partnership (the "Partnership"), and pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, attached please find a Consent Solicitation Statement on
Schedule 14A of the Partnership. Also attached is a copy of the cover letter and the Consent Form to be sent to limited partners in connection with this transaction.

Please note that the transaction described in the Partnership's Consent Solicitation Statement is similar to a transaction completed during the second quarter of 1999 by Windsor Park Properties 4, A California Limited Partnership ("WPP 4"), an affiliate of the Partnership. Accordingly, we have made every effort to prepare the Partnership's Consent Solicitation Statement and other solicitation documents in compliance with the comments issued by the Staff of the Securities and Exchange Commission ("SEC") in connection with its review of the solicitation documents relating to the WPP 4 transaction.

In addition, a corresponding Rule 13e-3 Transaction Statement on Schedule 13e-3 relating to the transaction described in the Partnership's Consent Solicitation Statement has also been filed today with the SEC.

The filing fee relating to the Partnership's Consent Solicitation Statement has been wire transferred to the SEC pursuant to Rule 3a, Part 202.

Please direct any questions or comments concerning the enclosed materials to Tim Korth at (212) 878-8223 or to the undersigned at (212) 878-3458.

Very truly yours,

/s/ Jeffrey P. Travers
Jeffrey P. Travers

enclosures

cc:  Gary P. McDaniel
     Steven G. Waite
     Jay L. Bernstein, Esq.
     Timothy W. Korth, Esq.